As filed with the Securities and Exchange Commission on June 13, 2000

Registration No. 333-31928

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM SB-2/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RCONTEST.COM, INC.

(Name of small business issuer in its charter)

Georgia	5946	58-2430520
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3190 Northeast Expressway, Suite 230

Atlanta, Georgia 30341

(678) 222-0163

(Address and telephone number of principal executive offices)

3190 Northeast Expressway, Suite 230

Atlanta, Georgia 30341

(Address of principal place of business)

Michael D. Dion

Rcontest.com, Inc.

3190 Northeast Expressway, Suite 230

Atlanta, Georgia 30341

(678) 222-0163

(Name, address and telephone number of agent for service)

with a copy to:

Robert J. Mottern, Esq.

Mottern, Fisher and Goldman, P.C.

1900 Century Place, N.E. Suite 100

Atlanta, Georgia 30345

(404) 634-2808

Approximate date of proposed sale to public: As soon as the registration statement is approved.

If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Title of each class of securities to be registered	Amount of shares to be registered	Proposed maximum Offering price per unit	Proposed maximum aggregate Offering price	Amount of registration fee
Common Stock, no par value	2,000,000	$2.00	$4,000,000	$1,584

The Registrant will amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement has become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement has become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion. Dated May 31, 2000

PROSPECTUS

RCONTEST.COM, INC.

Common Stock

2,000,000 Shares - $2.00 Per Share

This offering is being conducted on a "best efforts minimum/maximum basis." The minimum amount of Common Stock ("Common Stock") required to be sold is 250,000 shares or $500,000. All subscription funds received will be held in an escrow account until the minimum amount has been received. The minimum purchase requirement is 1,000 shares or $2,500.

Our stock is currently traded on the National Quotation Bureau, Inc.'s "Pink Sheets" under the symbol "RCST." Prior to this Offering, there has been a limited public market for our Common Stock. There can be no assurance that a liquid market for our securities will develop. The Offering price may not reflect the market price of our shares after the Offering.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. SEE RISK FACTORS ON PAGES 5 THROUGH 12.

Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total Minimum	Total Maximum
Public Offering Price (1)	$2.00	$500,000	$4,000,000
Maximum Sales Commission (2)	$0.15	$37,5000	$300,000
Proceeds to Company (3)	$1.85	$462,5000	$3,700,000

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PROSPECTUS SUMMARY

This summary highlights information that we present more fully elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making any investment decision.

Our Business

Our operations consist primarily of an Internet Division that owns and operates three websites and a Restaurant Division that owns and operates a real estate brokerage firm in South Florida:

Internet Division

www.uniquegifts.com is a website that carries over 400 different gift products from 25 different manufacturers.

www.executivemansions.com is a website devoted to listing luxury homes priced over $500,000 for sale.

www.stockmarketcontest.com is a website devoted to operating stock market contests in which investors win prizes based on their hypothetical investment performance.

Real Estate Division

Naples Realty Services, Inc. was purchased by us in May 2000, and is a real estate brokerage firm that provides office space and administrative services to approximately 80 independent agents to aid in the sale of real estate and rental property in South Florida.

An investment in our Common Stock is speculative and high risk. We have a history of minimal revenues, significant operating losses, and an insufficient operating history to determine if our business model will be successful. We depend on Mr. Michael D. Dion, our key executive for our success. The markets in which we operate are very competitive, and there are regulatory and legal risks that may adversely effect our ability to achieve profitability. We need substantial additional capital to implement our business plan, and we may not be able to raise that capital on terms beneficial to our shareholders. This is only a summary of some of the risks associated with this investment. Please see "Risk Factors" for additional information.

The Offering

Securities Offered	We are offering up to 2,000,000 shares in this Offering.
Offering Price	$2.00 per share.
Minimum Amount/Escrow	We must sell 250,000 shares for gross proceeds of $500,000 in order for this Offering to close.
Escrow Account

All proceeds will be placed in escrow with Fidelity National Bank until the Minimum Amount is reached, and will be returned to you without interest in the event the Minimum Amount is not reached within sixty days after the date of this prospectus.

Common Stock Outstanding	Before this Offering, there were 9,065,136 shares of Common Stock outstanding. If all the shares are sold in this Offering, there will be 11,065,136 shares of Common Stock outstanding.
Risks

Your purchase of Common Stock in this Offering involves a high degree of risk. The shares should be purchased for investment purposes only, as only a limited market exists for the shares. (See "Risk Factors").

Use of Proceeds	We intend to use the net proceeds to finance current operations and for the expansion of our business.

Our Objective

Our objective is to continue to build market awareness of our sites by marketing, promotion and alliances/co-branding arrangements with third parties. To achieve this objective, we designate as our priorities for the next twelve months of operations as follows:

- develop and expand our organizational structure;

- implement an aggressive marketing campaign;

- upgrade facilities and equipment;

- increase traffic to our websites;

- continue to build brand awareness.

We believe this Offering will provide necessary growth financing and will allow us to capitalize on the potential opportunities available in this industry. We cannot guarantee our current shareholders and potential investors that we will be able to effectuate what we have described above.

Summary of Selected Financial Data

The selected financial data for the year ended December 31, 1999 has been derived from audited financial statements, including the related notes, included elsewhere in this prospectus. This financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited and audited financial statements and notes appearing elsewhere in this prospectus.

Statement of Operations Data:
Total Revenue	$ 1,994
General and Administrative Expenses	$ 376,526
Net Income (Loss)	$ (374,132)
Net Income (Loss) Per Share (diluted)	$ (0.06)
Weighted Average Shares Outstanding	6,438,911

Balance Sheet Data:
Working Capital (deficit)	$ 383,970
Total Assets	$ 453,733
Long-term Debt	$ 10,567
Total Stockholders Equity	$ 432,341

Corporate Information

We were incorporated in Georgia in December 1998 as Uptick Consulting, Inc. We changed our corporate name to Rconstest.com, Inc. in August 1999. Our principal executive offices are located at 3190 Northeast Expressway, Suite 230, Atlanta, Georgia 30341. Our telephone number at that location is (678) 222-0163 and our e-mail address is sales@stockmarketcontest.com.

RISK FACTORS

An investment in shares of our Common Stock involves a high degree of risk and is suitable only if you have substantial financial means, and have no need for initial liquidity in your investments. You should carefully consider, among other factors, the risks described below. Such risk factors are not meant to be an exhaustive listing of all potential risks associated with your investment into our company.

WE HAVE A HISTORY OF OPERATING LOSSES AND OUR PROJECTED LOSSES RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE OPERATIONS

We have been in a developmental stage from our inception in December 1998 and are still in the early stages of development. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. Through December 31, 1999, we have only realized $1,994 in total revenues. We have an accumulated loss from operations of $374,132 through December 31, 1999.

Our principle business operations to date have been the development and marketing of our three websites, and the purchase of Naples Realty. We expect to incur up-front operating costs to expand our website marketing efforts, which may result in further losses. We will not be profitable until we establish a broader customer base for our uniquegifts.com website and derive substantial revenues from our sales of merchandise on our uniquegifts.com website.

Our auditors' report on our financial statement includes an explanatory paragraph as to our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

Further research and development of our business model and strategy will continue and result in expenses, which will reduce our profitability, if any. Investors in this Offering should be aware that the Offering is a venture capital offering, subject to substantial risks.

BEST EFFORTS OFFERING

No commitment exists by anyone to purchase all or any part of the Common Stock offered hereby. The Common Stock is being offered on a best efforts basis and, accordingly, there can be no assurance that any or all of the Common Stock will be sold. However, all funds received from this Offering shall be deposited into the Escrow Account until the Minimum Amount has been raised. In the event that the Minimum Amount is not raised, then all funds will be returned to investors promptly without interest.

We require the net proceeds from this Offering to fund our business development plan, which includes operating losses resulting for our marketing and research and development programs as well as our administrative infrastructure. Unless we raise the Maximum Amount in this Offering or raise substantial capital from another financing, we will not have sufficient capital to become profitable and we may have to suspend or reduce our operations.

THIS IS A SPECULATIVE AND HIGH RISK INVESTMENT.

An investment in the Common Stock is extremely speculative and involves a high degree of economic risk that may result in a complete loss of your investment. Therefore, you should not purchase shares in this Offering unless you can afford to assume such risks, you are able to hold your investment for an indeterminate period of time, you have no need for liquidity, and you are able to withstand a loss of all or substantially all of your investment.

THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS MODEL AND MARKETING STRATEGY.

We were incorporated in December 1998 and only launched our first website, uniquegifts.com, in May 1999. Most of the marketing strategies on which we rely were only initiated in the past few months. Accordingly, one can only evaluate our business and marketing model based on our limited operating history.

There has been no formal marketing study to conclude that there is any guaranteed demand for our products and services, or that our marketing strategy will be successful. Instead, we have relied solely upon the judgment and conclusions of the members of our management that there is a market for our products and services, and that our marketing strategy will enable us to effectively compete for web hosting business.

Our marketing strategy with regard to our uniquegifts.com website is to generate traffic from captive advertising on our other websites, from billboard advertising, from registration on search engines and hyperlinks from other sites, and from the sale and dissemination of coupons through third parties. To date, our marketing efforts have not generated revenue-generating traffic sufficient to defer the costs of those marketing efforts. We continually evaluate the success of our marketing strategies and explore additional marketing strategies. However, many consumer-related websites have also generated poor or negative returns on marketing expenditures, and there is no assurance that we will be able to develop a marketing strategy that is cost-effective.

Our marketing strategy with regard to our executivemansions.com website is to generate revenues from advertising and the sale of listings on the site to real estate agents. Ultimately, we will need to generate consumer traffic to the website sufficient to justify the amounts we are charging agents who list homes on the site, which may require that we spend most or all of our revenues on marketing expenditures. There can be no assurances that our marketing scheme will generate the level and quality of traffic and listings sufficient to generate a profit.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our Common Stock is likely to fall. One should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. Factors that may affect our quarterly results include:

  the demand for advertising on our three websites and changes in rates paid for banner advertising on our websites;
  the number of Internet users on, and the frequency of their use of, our websites, particularly uniquegifts.com, which we expect will generate most of our profits in the Internet Division;
  our ability to attract and retain advertisers and electronic commerce partners on our three websites;
  fees we may pay for distribution or content or other costs we may incur as we expand our operations;
  the timing and amount of our costs related to advertising sales and marketing efforts; and
  seasonal factors affecting the number of real estate closings in our Real Estate Division.

Our operating expenses are based in part on our expectations of our future revenues and are relatively fixed in the short term. Given our limited operating history and our difficulties in accurately estimating the traffic which will be experienced on our uniquegifts.com website, user traffic on this website is difficult to forecast accurately. Consequently, since revenues from purchases made on that website will make up a significant amount of our revenues for the foreseeable future, our revenues are difficult to forecast accurately. In particular, we intend to continue to expend significant amounts to build and enhance brand awareness of our three websites. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our results of operations and financial condition would be materially adversely affected.

SEASONAL FACTORS MAY AFFECT OUR QUARTERLY OPERATING RESULTS.

Seasonality of user traffic on our websites may cause our advertising revenues and traffic to fluctuate dramatically. We expect that our principle revenue-generating website, uniquegifts.com, will produce the majority of its revenue during periods of time when people give gifts, such as Valentine's Day and November and December. User traffic on websites has typically declined during the summer and year-end vacation and holiday periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in our business.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET USAGE GROWS.

Our business would be adversely affected if Internet usage does not grow. Our business model anticipates that our uniquegifts.com website will become the primary source of revenues and profits in the future. The success of our uniquegifts.com website is dependent on the widespread acceptance and use of the Internet as an effective medium of commerce by consumers. Based on the experience of other consumer-retail websites, use of the Internet by consumers as a medium of commerce may not currently be broad enough to allow any consumer-retail websites to operate profitably, and therefore more widespread acceptance and use of the Internet may be necessary for us to generate a profit.

Rapid growth in the use of and interest in the Internet and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. Internet usage may be inhibited for any of the following reasons:

  the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;
  security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and
  privacy concerns, including those related to the ability of websites to gather user information without the user's knowledge or consent.

WE MUST CONSTANTLY DEVELOP NEW PRODUCTS AND SERVICES.

To be successful, we must adapt to rapidly changing Internet technologies and consumer tastes by continually enhancing our websites. In particular, we must continually look for and introduce new gift products to our uniquegifts.com website, and develop new game formats for our stockmarketcontest.com website. Our business, results of operations and financial condition could be materially adversely affected if we incur significant costs to adapt, or cannot adapt, to these changes.

The process of developing products and services, such as those we offer is extremely complex and expensive, and it is highly likely that we will experience delays in developing and introducing new products and services in the future. If we were unable to develop and introduce new products, services or enhancements to existing products and services in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial conditions could be materially adversely affected.

Also, announcements of currently planned or other new products and services may cause consumers to delay their purchase decisions in anticipation of such products and services, which could have a material adverse effect on our business, operating results and financial condition, especially if the introduction of such products and services is delayed.

THE DEVELOPMENT OF OUR BRANDS ARE ESSENTIAL TO OUR FUTURE SUCCESS.

The development of our website brands is essential in order for us to reduce our marketing expenditures over time and realize greater benefits from our marketing expenditures. If our brand marketing efforts are unsuccessful, our business, financial condition and results of operations would be materially adversely affected. These efforts have required, and will continue to require, significant expenses.

COMPETITION IN INTERNET DIVISION

Our revenues and earnings in our Internet Division are affected by:

  a highly competitive Internet industry, in which a large and increasing number of websites are competing for the attention of consumers;
  a highly competitive gift industry, in which consumers already have a wide variety of established options for gifts, from traditional retailers, delivery services and other Internet sites whose focus is the gift segment; and
  a highly competitive residential real estate industry, including traditional real estate brokerage firms, established firms catering to luxury homes, and internet sites concentrating on residential listings.

Most of our current competitors have longer operating histories, are substantially larger and have greater financial, manufacturing, marketing, technical and other resources. They may also have greater name recognition and a larger base of gift products and other services. As a result of their greater resources, many current and potential competitors may be better able to initiate and withstand significant price competition or downturns in the economy. There can be no assurance that we will be able to continue to compete in the gift product market effectively, and any failure to do so would have a material adverse effect on our business, financial condition and operating results.

COMPETITION IN REAL ESTATE DIVISION

Our Real Estate Division focuses on the provision of real estate brokerage and closing services on a fixed fee basis to established, high volume brokers. We rarely hire and train new brokers, and instead hire established brokers from other firms who want to maximize their commission income by not sharing their commissions with the firms for which they work. Because our revenues are largely fixed in nature, we must have a certain number of brokers associated with each office in order to cover the expenses of that office and generate a profit. The competition for established, high volume brokers will always be intense, particularly among brokerage firms which have a comparable business model, such as ReMax Associates.

WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH.

In order to execute our business plan, we must grow significantly. We currently have only two employees, and depend on independent contractors to perform many functions in our company, from accounting to website development and maintenance. When we begin to generate substantial revenues, we will need to hire additional management and nonmanagement-level employees and develop administrative and management systems to operate our business. Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry and in our geographic area (the Atlanta metro area) is intense. We may be unable to attract, assimilate or retain other highly qualified employees in the future.

Our expected growth will place a significant strain on our personnel, management systems and resources. If we do not manage growth effectively, our business, results of operations and financial condition would be materially adversely affected.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR INTERNET DIVISION.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our websites, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. There are, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR REAL ESTATE DIVISION.

There are, and will be, an increasing number of laws and regulations pertaining to the real estate brokerage industry. Any new law or regulation pertaining to the real estate brokerage industry, or the application or interpretation of existing laws, could decrease the demand or revenues from our real estate brokerage services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. These laws or regulations currently require that brokers be licensed and impose legal requirements on the conduct of brokers and their firms in real estate transactions. In addition, there are laws that limit the ability of brokers to receive fees from other parties providing services as part of a real estate transaction. Any new law that requires us to impose greater oversight over the conduct of our brokers will increase our costs and decrease our profits. Any new law that restricts our ability to charge commissions or receive fees in connection with real estate closings will decrease our revenues and profits.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS INTO OUR OPERATION, THERE COULD BE AN ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

We have already acquired one business - Naples Realty Services, Inc. - and may acquire additional complementary businesses, products and technologies in the future. Our management currently has limited experience in evaluating and integrating acquisitions. Some of the risks attendant to these acquisitions are:

  difficulties and expenses of integrating the operations and personnel of acquired companies into our operations while preserving the goodwill of the acquired entity;
  the additional financial resources that may be needed to fund the operations of acquired companies;
  the potential disruption of our business;
  our management's ability to maximize our financial and strategic position by incorporating acquired technology or businesses;
  the difficulty of maintaining uniform standards, controls, procedures and policies;
  the potential loss of key employees of acquired companies;
  the impairment of relationships with employees and customers as a result of changes in management; and
  increasing competition with other entities for desirable acquisition targets.

Any of the above risks could prevent us from realizing significant benefits from our acquisitions. In addition, the issuance of our Common Stock in acquisitions may dilute our stockholder interests, while the use of cash will deplete our cash reserves. Finally, if we are unable to account for our acquisitions under the "pooling of interests" method of accounting, we may incur significant, one-time write-offs and amortization charges. These write-offs and charges could decrease our future earnings or increase our future losses.

CONDITION SUBSEQUENT IN NAPLES REALTY ACQUISITION

Our acquisition of Naples Realty on May 5, 2000 was subject to a condition subsequent that we inject at least $1,000,000 in capital into Naples Realty by April 28, 2001. In the event we do not satisfy the condition subsequent, the holders of a majority of the common stock of Naples Realty immediately prior to its acquisition by us have the option to rescind the transaction, in which event they will be required to return all consideration which they received in the transaction with interest at 9% per annum. We currently plan to satisfy the condition subsequent through an equity offering by our majority owned subsidiary, Executivemansions.com, Inc. However, there is no assurance that we will be able to complete the equity offering or that the equity offering will be completed on terms favorable to existing shareholders.

Part of the consideration for the acquisition of Naples Realty was the issuance of 25,000 shares of commons stock of Executivemansions.com, Inc. to each of 19 shareholders of Naples Realty. In the event the equity offering is completed by an equity offering by Executivemansions.com, Inc. at a price less than $3 per share, Executivemansions.com, Inc. will be obligated to issue each former shareholder of Naples Realty additional shares of Executivemansions.com, Inc. as may be necessary to render the total value of the stock held by each shareholder to be $75,000.

We currently own 50.5% of the common stock of Executivemansions.com, Inc. If Executivemansions.com, Inc. is not able to raise capital at attractive rates in order to satisfy the condition subsequent in the Naples Realty acquisition, our ownership interest in Executivemansions.com, Inc. may fall below 50%, which could represent a potential loss of control of Executivemansions.com, Inc.

LIMITED CONTROL OF NAPLES REALTY.

Under the agreement under which Executivemansions.com, Inc. purchased Naples Realty, Naples Realty has, until April 28, 2001, a board of five persons, only two of which are appointed by Executivemansions.com, Inc. The other three members consist of John Steinwand and two persons appointed by Mr. Steinwand. After the condition subsequent is satisfied, Executivemansions.com, Inc. may appoint all or a majority of the board of Naples Realty. However, for one year after the condition subsequent has been satisfied and a board has been appointed by Executivemansions.com, Inc., Naples Realty may not take a number of corporate actions without 4/5 approval of its board, including:

  selling substantial assets,
  granting options,
  declaring dividends,
  employment of any person for an amount in excess of $5,000 in any year, making loans,
  borrowing moneys,
  pledging assets,
  acquiring assets outside the ordinary course of business in excess of $5,000, entering into any contract calling for total payments in excess of $10,000 per year, employing any person who has a preexisting familial or other relationship with a member of the board of directors, and amending or modifying its articles of incorporation or bylaws.

Therefore, we do not have the control over the operations and affairs of Naples Realty that a company normally has over a subsidiary, and will not have such control until April 28, 2002.

WE DEPEND ON ONE KEY EXECUTIVE.

Our future success depends, in part, on the continued service of our key management personnel, particularly Mr. Michael D. Dion, our founder, Chairman, and Chief Executive Officer. We do not have key person life insurance policy on Mr. Dion's life, nor do we have an employment agreement, a noncompete agreement or a confidentiality agreement with Mr. Dion. Therefore, Mr. Dion is not contractually obligated to continue working for us, and the loss of his life or services would have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BE LIABLE FORINFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

We believe that our tradenames, domain names and logos will have significant value and will be important to the marketing of our services and products. We have no trademarks registered anywhere, although we do have pending federal trademark registration for "Executivemansions.com" and "Just a click away." We do not believe that federal trademark registration is possible for the names "uniquegifts.com" or "stockmarketcontest.com;" therefore, we do not intend to apply for federal trademark registration of those names and instead will rely upon any common law trademark rights which we have in those website names. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

To date, we have not filed for either copyright protection or patent protection with respect to any of our products or services. We intend to explore whether our products and services are subject to protection under the copyright or patent laws following the Offering, but there can be no assurance that such laws will provide us with any protection against infringement on our intellectual property. We also rely on trade secrets and proprietary know-how, which we seek to protect by confidentiality agreements and invention assignments with our employees, consultants, and third parties. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be discovered by competitors.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our business, financial condition, and operating results.

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. If our business takes longer to reach a breakeven level of operations than we expect, we may need to raise additional funds in order to continue in business.

Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, or take advantage of acquisition opportunities, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the Common Stock. If additional funds are raised by our issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

We currently anticipate that our net proceeds from this Offering, together with currently available funds, will be sufficient to meet our anticipated needs through at least 2001.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

Sales of a substantial number of shares of our Common Stock in the public market could cause the market price of our Common Stock to decline and could impair our ability to raise additional capital through the sale of equity securities.

As of May 24, 2000, we had 9,065,136 shares outstanding, of which 750,036 are freely transferable without restriction or registration under the Securities Act. The remaining 8,315,100 shares of Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. 7,527,800 shares of our Common Stock held by Mr. Dion were escrowed with an independent escrow agent under Georgia law pursuant to a prior Offering of the Company. Under Georgia law, Mr. Dion's shares may not be sold until December 9, 2001, although Mr. Dion has discretion to request leave from the Georgia Securities Commissioner to remove part or all of his shares from escrow prior to such date.

From time to time, these shares will become eligible for sale, subject in most cases to the volume, holding period and other limitations of Rule 144 and Rule 701. After this Offering, approximately 387,300 restricted securities held by non-affiliates will be eligible for sale from time to time under Rule 144. Sales of a large number of any of these shares could have an adverse effect on the market price for our Common Stock.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

The public Offering price per share significantly exceeds the net tangible book value per share. Accordingly, investors purchasing shares in this Offering will suffer immediate and substantial dilution of their investment. Please see "Dilution."

THERE IS A LIMITED PRIOR MARKET FOR OUR COMMON STOCK AND ANY INVESTMENT IN OUR COMMON STOCK MAY BE ILLIQUID

Prior to this Offering, there has been only a limited public market for the Common Stock on the National Quotation Bureau, Inc.'s Pink Sheets. There can be no assurance that an active and liquid market will develop for our Common Stock in the near future. Accordingly, an investor in this Offering may not be able to sell the Common Stock.

We plan to initiate steps to have our Common Stock traded on either the OTC Bulletin Board or the NASDAQ SmallCaps Exchange; however, there is no assurance that we will be successful in listing the Common Stock.

If we are successful in listing our Common Stock, the trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations. These fluctuations may be caused by:

    actual or anticipated variations in our quarterly operating results announcements of technological innovations or new services by us or our competitors changes in financial estimates by securities analysts, conditions or trends in the Internet and on-line commerce industries changes in the market valuations of other Internet or on-line service companies announcements by us or our competitors of significant acquisitions, strategic relationships, joint ventures or capital commitments additions or departures of key personnel
    sales of our Common Stock or other securities in the open market and other events or factors, many of which are beyond our control.

OUR COMMON STOCK MAY BE SUBJECT TO PENNY STOCK REGULATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock regulations adopted by the SEC. A penny stock generally is any equity security with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such security is provided by the exchange or system. In addition, a security will be exempt from the penny stock regulations if the issuer of such security has:

  net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000 if the issuer has been in continuous operation for less than three years; or
  average revenue of at least $6,000,000 for the last three years. The penny stock regulations require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the regulations, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.

The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock regulations generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock regulations. If our Common Stock becomes subject to the penny stock regulations, you may find it more difficult to sell your securities.

USE OF PROCEEDS

We estimate that our net cash proceeds will be $427,500 assuming the Minimum Amount is raised, $1,815,000 assuming 50% of the Maximum Amount is raised, and $3,665,000 assuming the Maximum Amount is raised, after deducting commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this Offering largely for marketing and promotion of our websites to increase traffic and advertising revenues. We also intend to use the net proceeds to maintain and expand our existing websites and the possible development of new website. The remaining net proceeds will be used as working capital.

The anticipated uses of the net proceeds are subject to change due to the actual circumstances of operating our business. These estimates are based in part upon the experience of our management and in part upon quotes or estimates obtained from third parties or expenses actually incurred in connection with this Offering.

We intend to apply the proceeds of the Offering as follows:

	Minimum Amount	50% of Max. Amount	Maximum Amount
Gross Proceeds	$ 500,000	$ 2,000,000	$ 4,000,000
Less Commissions	37,500	150,000	300,000
Less Other Offering Costs	35,000	35,000	35,000
Net Cash Proceeds	427,500	1,815,000	3,665,000

Use of Net Proceeds:
Marketing	200,000	1,325,000	2,750,000
Website Maintenance and Development	150,000	300,000	600,000
Working Capital	75,000	190,000	315,000
Total Use of Net Proceeds:	$ 427,500	$ 1,815,000	$ 3665,000

Pending any use, we intend to invest the net proceeds in interest-bearing investment grade instruments.

PRICE RANGE OF COMMON STOCK

Since December 10, 1999, our Common Stock has been traded on the National Quotation Bureau, Inc.'s "pink sheets" under the symbol "RCST." The following table sets forth, for the periods indicated, the high and low sales prices per share for our Common Stock as reported by the National Quotation Bureau, Inc.:

1999	High	Low
1st Quarter	--	--
2nd Quarter	--	--
3rd Quarter	--	--
4th Quarter	2.25	.75

2000
1st Quarter	2.50	1.50

On June 12, 2000, the reported last sale price for our Common Stock was $2.00 per share. As of May 1, 2000, there were approximately 54 holders of record of our Common Stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in "street name." The above quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

DIVIDEND POLICY

We have not paid any dividends or made distributions to our investors and are not likely to do so in the foreseeable future. We presently intend to retain earnings for use in our business. Additionally, we may fund a portion of our future expansion through debt financing, and a condition of such financing may prohibit the payment of dividends while the debt is outstanding. Therefore, investors should purchase our Common Stock with the understanding that our goal is to build value by increasing the size of the business and not by paying dividends.

PLAN OF DISTRIBUTION

We are offering up to 2,000,000 shares of our Common Stock at $2.00 per share on a "best efforts" basis. We have registered the shares with the Securities and Exchange Commission pursuant to the Securities Act of 1933. Our plan of distribution will be two-tiered:

  Our Common Stock will be offered for sale by Berthel Fisher and Company. ("BFC"), which has agreed to use its best efforts to sell the Common Stock and who will be paid a commission of 7.5% of the gross proceeds from the Offering. In addition, BFC will receive a warrant to purchase 80,000 shares of Common Stock, at a price of $2.00 per share, for each $1,000,000 raised;
  We will sell this Offering through our directors and executive officers, none of whom will receive any commissions or other form of remuneration based on the sale of the shares.

There can be no assurances that any of the shares will be sold. We must sell at least 100,000 shares before we are able to utilize the net proceeds from your subscription.

All proceeds from the sale of securities in this Offering will be held in escrow until either:

  the minimum Offering is reached; or
  the date that is sixty days from the date of effectiveness of this Offering is reached and the minimum Offering is not sold.

If the minimum amount of Common Stock is not sold, all of the investor funds shall be promptly returned to you without interest in accordance with your subscription amount.

Our officers, directors and principal shareholders will not have the opportunity to purchase shares in this Offering.

DETERMINATION OF OFFERING PRICE

We have arbitrarily set the Offering price of $2.00 per share. This price bears no relationship to our asset value or net worth. The $2.00 per share offering price assumes our valuation to be $18,630,272 in the event the Minimum Amount is sold, and $22,130,272 in the event the Maximum Amount is sold. The primary factors considered by us in setting the Offering price were the past prices at which our Common Stock has traded and valuations of other companies in our industry, particularly publicly traded consumer-retail Internet companies. Additional factors considered by us are:

  our current financial condition;
  our future prospects;
  the state of the markets for our services;
  the experience of management;
  the economics of the industries in which we operate;

There have been occasional transactions in the Common Stock as a result of limited trading on the National Quotation Bureau, Inc.'s "pink sheets." However, given the limited nature of trading in our Common Stock, we can give no assurance that past transactions accurately reflect the value of our Common Stock or reflect the prices at which our Common Stock will trade after the completion of this Offering.

Each prospective investor should make an independent evaluation of the fairness of the purchase price.

CAPITALIZATION

The following table sets forth, as of March 31, 2000, our cash position and capitalization:

  on an actual basis; and
  on an as-adjusted basis to give effect to our sale of 2,000,000 shares in this Offering at a price of $2.00 per share, after deducting underwriting fees and estimated Offering expenses payable by us.
	As of Mar. 31, 2000 (unaudited)	Minimum Offering	50% of Maximum Offering	Maximum Offering
Cash	708,317	1,135,817	2,523,317	4,373,317
Notes Payable	9,726	9,726	9,726	9,726
Minority Interest	165,380	165,380	165,380	165,380
Common Stock
Current Shareholders	1,056,473	1,056,473	1,056,473	1,056,473
Offering (net of Offering expenses)	-	427,500	1,815,000	3,665,000
Retained Earnings	(513,199)	(513,199)	(513,199)	(513,199)
Total Common Stockholders' Equity	543,274	970,774	2,358,274	4,208,274
Total Capitalization	718,380	1,145,880	2,533,380	4,383,380

This information should be read together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

DILUTION

"Dilution" represents the difference between the Offering price of the shares of Common Stock and the net book value per share of Common Stock immediately after completion of the Offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this Offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock. Our net book value on March 31, 2000 was $543,274 or $0.06 per share.

Assuming all shares offered are sold, and in effect we receive the maximum estimated proceeds of this Offering, our net book value will be approximately $4,208,274 or $0.38 per share. Therefore, as an investor, you will suffer an immediate and substantial dilution of approximately $1.62 per share while the present stockholders of the company will receive an increase of $0.321 per share in the net tangible book value of the shares that they hold. This will result in an 81% dilution for purchasers of stock in this Offering.

In the event that the minimum Offering is achieved, and we in effect sale only 250,000 shares, our net book value will be approximately $970,774 or $0.104 per share. Therefore, as an investor, you will suffer an immediate and substantial dilution of approximately $1.896 per share while the present stockholders of the company will receive an increase of $0.044 per share in the net tangible book value of the shares they hold. This will result in a 94.8% dilution for purchasers of stock in this Offering.

The following table illustrates the dilution to the purchaser of the Common Stock in this Offering:

	Minimum Offering ($200,000)	Maximum Offering ($4,000,000)
Public Offering price per share	$2.00	$2.00
Book value per share before Offering	0.06	0.06
Book value per share after Offering	0.104	0.38
Net increase to original shareholders	0.044	0.32
Decrease in investment to new shareholders	1.89	1.62
Dilution to new shareholders	94.8%	81%

The following table summarizes on a pro forma basis the number of shares of Common Stock purchased from us by existing stockholders and investors in this Offering assuming the Maximum Amount is sold, the total consideration paid to us and the average price per share paid by existing stockholders and investors in this Offering. The calculation is based on the initial public offering price of $2.00 per share before deducting estimated underwriting discounts, commissions and offering expenses.

	SHARES PURCHASED		TOTAL CONSIDERATION		AVERAGE PRICE PER SHARE
	--------------------------		-----------------------
	NUMBER	PERCENTAGE	AMOUNT	PERCENTAGE
	------------	------------	-----------	-----------	-----------
Existing stockholders	9,065,136	81.9%	$1,056,473	20.8%	$0.11
New investors	2,000,000	18.1%	4,000,000	79.1%	$2.00
	------------	------------	-----------	-----------
	11,065,136	100.0	$5,056,473	100.0
	=========	==========	========	=========

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements in this prospectus, particularly under this section, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of our business to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus. The words "believe", "expect", "anticipate", "seek" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statement was made. Because we are a non-reporting company, the safe harbor afforded by the Reform Act is unavailable to us.

Plan of Operation

Our business plan contemplates that our uniquegifts.com website will become our primary source of revenues and profits as our business matures. We have completed development of the website and are continuing to locate participating vendors to expand our product offerings on the website. In addition, we continue to look for opportunities to promote the website, both online and through traditional advertising channels.

We expect our stockmarketcontest.com website to generate substantial traffic, which will then be used as a captive advertising source for our websites. We plan to continue promoting the site to generate traffic and participation in the contests, and to develop additional contest formats.

Our executivemansions.com website, operated by our majority-owned subsidiary, ExecutiveMansions.com, Inc., is fully operational. We currently have about 500 homes listed on the website, and about 40 participating brokers, 20 of whom are paying $3,500 per year for advertising rights on the website. We currently employ three salespersons contacting brokers nationwide to become advertisers on the website.

On May 5, 2000, ExecutiveMansions.com, Inc., completed the acquisition of Naples Realty Service, Inc. Under the acquisition agreement, Executivemansions.com, Inc. paid $8,000 and 25,000 shares of ExecutiveMansions.com, Inc. common stock for each of 19 shares of common stock of Naples Realty Services, Inc., for a total purchase price of $152,000 and 475,000 shares of common stock.

We do not plan to make any major purchases of plant or equipment in the next twelve months, nor do we expect to hire significant numbers of employees in the next twelve months.

Based on our current level of operations and expenses, we need to raise at least $500,000 in this Offering to continue in the business for the next twelve months. If we do not raise that amount, we will need to locate alternative sources of capital.

Results of Operations

Quarter Ending March 31, 2000

We had total revenues of $3,070 for the period ending March 31, 2000. During the period ending March 31, 2000, we incurred operating expenses of $564,143 and a net loss from operations of ($561,073). As a result of a private offering of common stock by our majority-owned subsidiary, Executivemansions.com, Inc., we recorded a gain on sale of stock by a subsidiary of $352,039, which resulted in a net loss of ($139,067) for the period ending March 31, 2000.

We had no operations in the first quarter of 1999 and therefore had no revenues and expenses.

Year Ending December 31, 1999

Through December 31, 1999, we had minimal operating results. We had earned sales commissions of $1,994 for the year ended December 31, 1999. We incurred operating expenses of $376,526 during the year ended December 31, 1999 and a net loss from operations of ($374,132). Our net loss per share was ($0.06) per share in 1999 based on weighted average shares outstanding of 6,438,911 for the year.

Substantially all of our efforts to date have been devoted to further refining our business plan, developing our websites and negotiating alliances with third parties to assist in the creation, administration and promotion of our websites. We are currently expensing all development costs as they are incurred.

In October 1999, we entered into a contract with Lamar Companies for nationwide billboard advertising that requires us to pay $32,500 per month for six months for a total of 15 billboards for a total cost of $195,000. In addition, in October 1999, we entered into an advertising contract with CBS Marketwatch ("CBSMW") for online banner advertising that requires us to pay CBSMW $12,500 per month over the next 12 months for a total of 6,258,996 impressions over the term of the contract. We are funding these advertising campaigns with monies raised prior to this Offering.

Liquidity and Capital Resources

As of December 31, 1999, we had cash of $392,075 and net working capital of $383,970. All of our cash and working capital were derived from an offering that we completed in November 1999 under Rule 504 in which we received gross proceeds of $750,036.

As of March 31, 2000, we had cash of $708,317, and net working capital of $655,205. The increase in our cash was primarily the result of a private offering of common stock by our majority-owned subsidiary, Executivemansions.com, Inc., which was offset by losses from operations experienced during the quarter.

As of May 24, 2000, all of our websites, uniquegifts.com, stockmarketcontest.com and executivemansions.com, are fully developed and operational. Traffic and sales on our uniquegifts.com website must improve to sustain our operations. As traffic increases, we plan to sell banner advertisements on all of our websites at competitive rates, thus beginning a stream of advertising revenue. However, we expect that we will require significant additional capital within the next twelve months to fund the promotion of our websites.

Naples Realty, our recently acquired real estate brokerage subsidiary, is currently operating at a breakeven level, and therefore we do not need to raise any capital to sustain operations at that subsidiary. However, we are obligated to inject at least $1,000,000 in capital into Naples Realty by April 28, 2001 under the agreement under which we purchased Naples Realty. In addition, we plan to open additional offices of Naples Realty, which will require working capital for office startup expenses, and personnel to administer and staff the offices. We currently plan to raise any capital necessary for Naples Realty by selling securities of our majority-owned subsidiary, Executivemansions.com, Inc.

Although we have no material commitments for capital expenditures, we anticipate a substantial increase in promotion, marketing and administrative expenditures in connection with anticipated growth in operations and infrastructure. Although we have no current plans to add personnel, we will need to expend funds to add personnel in all areas as we do more business.

We currently anticipate that our available cash resources, without the proceeds from this Offering, will not be sufficient to meet our anticipated cash needs for working capital and capital expenditures. We currently anticipate that the minimum net proceeds from this Offering, together with our current cash, cash equivalents, short-term investments, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. In the event less than the Maximum Amount is sold, we will need to arrange alternative sources of financing in order to develop our business according to our business plan.

If we are unsuccessful in generating sufficient cash flow from operations, we may need to raise additional funds in future periods through public or private financings, or other arrangements to fund our operations and potential acquisitions. If any additional financing is needed, we might not be able to raise capital on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and operating results. If additional funds are raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock. We currently do not have any plans for future equity offerings .

Going Concern Qualification

Our independent auditors have included an explanatory paragraph in their report on our December 31, 1999 financial statements discussing issues which raise substantial doubt about our ability to continue as a "going concern." We anticipate that for the year ending December 31, 2000 there will be a negative cash flow from operations. However, we believe that the funds available at December 31, 1999 combined with revenues to be generated during the year 2000 and the potential capital to be raised from this Offering and possible other offerings will provide for the Company to continue as a going concern through the year ending December 31, 2000.

OUR BUSINESS

Corporate History

We were formed on December 23, 1998 in the State of Georgia as Uptick Consulting, Inc. On August 9, 1999, we amended our articles of incorporation to change our name to Rcontest.com, Inc. (hereinafter "RCI").

On March 11, 1999, we amended our articles of incorporation to increase our authorized shares from one million to ten million, no par value. On September 24, 1999, we amended our articles of incorporation to increase our authorized shares from ten million to forty million, no par value.

Also on March 11, 1999, the Board of Directors approved a two for one forward stock split of our Common Stock. On September 2, 1999, the Board of Directors approved a four for one forward stock split of our Common Stock. All share totals in this document are after giving effect to the stock splits on March 11, 1999 and September 2, 1999.

We were initially capitalized by Michael D. Dion, who acquired 7,600,000 shares in consideration for $3,000 and the contribution of all intellectual property related to Mr. Dion's preincorporation work in the business plan that is now our business.

We plan to focus on developing and promoting our unique websites to create a strong presence on the Internet. Our business model contemplates that these websites will generate consumer traffic that will enable us to derive revenue from advertisements and e-commerce, as well as promote our other non-Internet divisions.

By an agreement dated January 10, 2000, we agreed to issue Greyfield Consultants, Inc. 300,000 shares of restricted Common Stock for the following consulting services: strategic planning, assisting in taking us public, finder merger candidates, advice on potential acquisitions, and assisting with fundraising and filings.

UniqueGifts.com

We anticipate that www.uniquegifts.com will be the main source of our revenues and profits. This website is currently open for business, and carries a wide variety of merchandise that is selected for its potential to be purchased as gifts for family members, friends and co-workers. Examples of gifts included on the site are: autographs from movie and sports stars, humidors, desk items, stained glass, art work, pens and pencil sets, go karts, mini bikes, wine accessories, jungle gyms, Waterford crystal, saloon tavern signs, pool tables and sticks, jewelry, globes and many more items. We currently carry over 400 different products from 25 different manufacturers on this website. Our major suppliers include Wine Enthusiast, American Procurement, Melana's Collectibles, and Deja Vu Collectibles. In addition, we are continuing the process of developing relationships with manufacturers and wholesalers in order to expand its line of gift merchandise. Our plan is to increase its range of Offerings to over 1,000 products.

We have developed our business plan for this website to minimize the capital needed to operate and maintain the business. For example, we forward order information immediately to our suppliers who have the responsibility for directly shipping the merchandise to the customer, thereby enabling us to avoid the significant cost of warehouse and delivery facilities. We collect the sales price and shipping costs by charging the customer's credit card account, and then pay the supplier in the ordinary course of business. Suppliers selected by us must have the capability to drop ship orders within two days. All items will be shipped via UPS unless requested otherwise by the customer. We are also dedicated to providing superior customer service by the establishment of a customer service line where customers may call for shopping assistance or product returns.

Strategy

First quarter revenues for uniquegifts.com totaled $345. To increase revenues, we are focusing on increasing traffic to our site by registration with major search engines and by seeking additional licensing and co-branding agreements with other gift oriented websites.

Our objective is to be one of the leading online retailers of unique gifts. Key elements of management's strategy include:

  Focus on the gift market. We intend to become the primary destination for consumers to purchase gifts and unique products online. The objective is to increase our market position and expand our customer base through superior implementation and strong relationships with leading manufacturers, distributors and suppliers.
  Constantly expand product lines and categories. We intend to enhance product Offerings by expanding into additional gift related product categories that management believes present significant online market opportunities. We believe that Offering a broader selection of products will enable us to increase sales per customer visit, encourage repeat purchases and expand the customer base.
  Build experience and brand. We intend to establish a brand identity that will provide leading manufacturers and distributors with a powerful new distribution channel consistent with their individual product identities. We intend to focus the brand campaign on selection, convenience, value, trust and service.
  Create relationships with leading gift and specialty product manufacturers. We intend to be the Internet retailer of choice for gifts and unique specialty products. We intend to create, maintain and strengthen relationships with manufacturers and suppliers as it increases the number of products offered.
  Pursue ways to increase sales. We intend to pursue new opportunities to develop sales by continually expanding into new product categories, increasing product selection, taking steps to add new customers and to promote repeat purchases.
  Provide quality service. We intend to provide quality customer service and rapid product delivery through our fulfillment facilities.

Merchandising

We believe that the breadth and depth of our online store's product selection, together with the flexibility of our online store and our range of helpful and useful shopping services, will enable us to pursue a unique merchandising strategy. Unlike store-based retail formats, our online store provides significant flexibility with regard to the organization and presentation of product selection. The following are examples of some of our specific merchandising strategies.

  Special of the Week. The website contains a "Special of the Week" section that showcases certain items for 7 days. The selected items are highlighted by a quality photo on the front page of the website. More detailed information and an order form/shopping cart are available by clicking on the photo. We select these items on an individual basis when there is an increased market opportunity. These products are expected to have higher sales due to the strategic placement of the photograph.
  Special Promotions. We offer certain products on promotion at a special price. We determine which products to offer and customers receive a varying discount upon ordering. We are able to quickly adjust promotions to promote sales of these selected items.

Marketing and Promotion

We market and promote this website through a combination of hyperlinks from other websites and traditional advertising. We intend to continue developing a marketing and promotion strategy to build the Uniquegifts.com brand, increase customer traffic, promote the sales of new products, maximize repeat purchases and build strong customer loyalty. Our marketing and promotional activities are targeted to two types of consumers. First, towards consumers in need of a special and unique gift not found in traditional stores for a specific purpose, i.e. birthday, anniversary, Mother's Day, Father's Day, Christmas, etc. Second, we also target consumers who shop online for gifts because it's convenient, quick and secure. These marketing and promotional activities include both offline and online advertising.

Online Advertising. We plan to utilize our other websites, ExecutiveMansion.com and StockMarketContest.com, as lead generation vehicles and have also entered into a banner advertisement agreement with CBS MarketWatch.

Affiliate Programs. We have established an affiliate program and other initiatives aimed at increasing traffic and supporting the brand development. Under the affiliate program, we pay registered affiliates a commission on sales generated via their links to our website.

Online Direct Marketing. We publish a free, weekly, online newsletter delivered by e-mail to subscribers that highlights special promotions and new products. The newsletter contains a hyperlink to our website homepage to facilitate immediate shopping.

In addition, we have begun affiliations with other companies that assist us in marketing our website and our gift products. By liberally disseminating $20 gift certificates through these marketing companies and our website www.stockmarketcontest.com we hope to dramatically increase our website traffic and sales. All of our products carry a profit margin in excess of $20; therefore, we believe that the dissemination of $20 gift certificates has the potential to generate considerable publicity and traffic, which should be profitable as well.

Through an agreement with CyberGold.com, CyberGold.com markets our website by offering the customer an 8% discount off all purchases. We track the individuals who come to our website through our hyperlink on the CyberGold.com page and the customer receives his or her discount at the point of purchase. At the end of the month, we generate a monthly report and pay CyberGold.com an eight percent commission on all of the transactions that have taken place through their referral service. Each transaction costs us a total of 16% of the net sale.

By contract, DirectCertificates.com purchases Gift Certificates from us for use on our UniqueGifts.com website at 85% of their face value. DirectCertificates.com pays for the Gift Certificates 30 days following the order date or at the time of purchase. DirectCertificates.com sells our UniqueGifts.com Gift Certificates directly from their website.

Reminder Service. We have established a free reminder service that allows customers to register important dates at our website and receive timely reminders of certain occasions where gift buying is likely. This reminder is sent by email and contains a hyperlink directly to the website homepage so the customer can immediately begin their shopping.

Fulfillment Operations

Purchases. Once the customer views the item in detail, they simply click on the "order" button and the item is placed in their virtual shopping cart. Customers view the product name and price and fill in the quantity section, if they want more than one of that item. The price, including shipping, is immediately displayed and the customer is given the option of either continuing shopping or proceeding to check out. Any item may be removed prior to check out. To complete the buying process customers click on the "to pay" button and then fill in the required shipping and billing information.

Payment. Customers must use credit cards to pay for their purchases. We currently process all credit card transactions ourselves, through "gateway" provider Card Service International ("CSI"). Using software purchased from CSI, our website is able to communicate directly with CSI to receive instant credit card authorizations. For such services, we pay CSI a monthly Processing and Customer Service Fee, which we are billed monthly. In addition, we pay CSI transaction fees of $.40 and a discount of 2.25% per credit card sale. When the sale is approved, the sale total minus the transaction fee and discount are electronically deposited into our primary bank account.

Shipping. We ship via UPS unless the customer requests otherwise. The customer may receive overnight delivery at customary fees. We can only offer shipping to physical address locations, not Post Office boxes.

Distribution and Fulfillment. Product inventory is owned and held by outside vendors and drop-shipped directly from these vendors to customers. The breadth of the inventory maintained by these vendors provides us with the ability to maintain high order fill rates. We immediately transmit orders electronically to our outside vendors that directly drop-ship the product to the customer. We continue to expand the number of direct relationships with manufacturers, suppliers, brokers, distributors and wholesalers in all the product categories.

We pay each of our vendors on a monthly basis for orders that have been placed and shipped in the prior month. We are not under contract to place a minimum dollar amount of orders per month. Because we charge the customer's credit card at the time of the purchase, we are able to collect the funds for the goods sold, prior to paying the vendors for those goods.

Competition

The online commerce market is intensely competitive. Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. The gift industry is also very competitive.

Our gift website can be distinguished from other similar websites on a variety of levels.

    Design of site: While some online retailers use what is called a "portal" look and feel for navigation purposes, we have implemented the same functionality into a more welcoming website by implementing pictures of real people on the home page. In addition to this feature, we highlight specific features, such as the Gift Reminder Service, Gift Certificate Program, and the Gift Registration.
    Shopping Cart System: Our website uses a shopping cart that is unique to any other major e-commerce site that was developed by independent contractor hired by us. Our shopping cart system allows the shopper to view what is in his or her shopping cart without launching a new browser or going to an additional page. The shopping cart is located in the upper left-hand corner of the screen and the items in the cart can be viewed using a drop-down menu. Once an individual has finished shopping, he or she can simple press the Checkout button and begin the checkout process.
    Product Selection: We do not limit ourselves to working with only one or two manufacturers. We have new products added to the site on a daily basis, and we view this as an ongoing trend.
    Marketing Method: We use $20 Gift Certificates to entice shoppers to buy products online from us through our other websites www.StockMarketContest.com and www.executivemansions.com. Since all of our products currently have a gross margin in excess of $20 profit, we can promote the website in a manner which still generates profitable transactions.

We compete with a variety of competitors, including the following:

    Traditional retailers, such as Neiman Marcus, Nordstrom's and Macy's, carry lines of merchandise comparable to what our online store offers. In addition, a number of retailers have successfully created chains of traditional retail stores that are devoted exclusively to gift type merchandise, such as Sharper Image and Brookstone;
    Manufacturers of gift and unique products that decide to sell directly to end-customers, either through physical retail outlets or through an online store;
    Other online retailers of gift and unique products, including online service providers that feature shopping services; and
    Catalog, direct mail and multi level marketing retailers of gift type products.

We believe that the following are the principal competitive factors in our proposed market: brand recognition; selection; convenience; order delivery performance; customer service; site features and content; and price.

Certain of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than can we. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet.

Our online competitors are particularly able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Websites and may direct customers to other online gift or gift-related product sellers, may increase competition.

Service Marks

We do not believe that we can receive federal trademark registration for uniquegifts.com and therefore we have not filed for trademark protection for that mark. We plan to take steps to ensure that applicable copyright laws protect our web pages and software, but to date have not filed for copyright protection for any of our web pages or software.

StockMarketContest.com

This site is designed to organize, promote and hold stock market contests. We plan to develop multiple contests to appeal to different segments of the investing public, including contests that focus on trading over different lengths of time or on different exchanges or markets. The site is currently getting 1,500,000 hits per month and we have approximately 3,500 contestants. There are currently no paying advertisers on this site, however we will begin accepting banner advertising in the near future.

We offer prizes based on the value of a player's portfolio at the end of each game, which runs for a 90-day period. Each contestant receives a $20 gift certificate to www.uniquegifts.com just for entering the contest. Prizes awarded are solicited from advertisers on the site and range from $20 gift certificates for various online retailers to a new 400MHz computer. Our policy is to provide free or discounted advertising on our site to advertisers who contribute prizes for a contest.

Strategy

Our study of other stock market sites indicates that consumers will not pay fees to join a contest site. Accordingly, we do not plan to charge a fee to join our contests. Instead, the site will be designed and operated to generate traffic, both for advertisers on the site and for our other websites. We have not designed this site to generate substantial profits. Instead, the principle purpose of this site will be to generate publicity and traffic for our other websites, principally ww w.uniquegifts.com.

Marketing and Promotion

We plan to use a variety of means to publicize this website, including publishing contest winners in financial publications, Offering prizes and prize money donated by advertisers and sponsors, and creating a variety of innovative and unique contests to reach different segments of investors.

We have entered into a contract with The Lamar Companies for national billboard advertisements in nine major metropolitan markets. The billboard advertisements will run for six months, from January 5, 2000 until July 4, 2000 at a rate of $2,000 per month per city, excluding Atlanta, which is at a rate of $4,000 per month. The billboards measure 14 feet by 48 feet and will be placed at selected sites that have surrounding demographics consistent with active stock market investors. We have also contracted with The Lamar Companies for five rural highway billboards to run from January 5, 2000 to July 4, 2000 at a rate of $2,500 per month. Locations of the rural highway advertisements have not yet been determined.

In addition, we have entered into a contract with CBS MarketWatch ("CBSMW") for two forms of online advertising. The contract is for both banner advertisements and sidebar advertisements on the CBSMW Network that includes the CBS MarketWatch and the BigCharts.com sites. The contract began on October 15, 1999 and runs for one year at a rate of $12,500 per month or $150,000 total. CBSMW guarantees 225,000 Sidebar Rotation Impressions per month and 233,333 run of site impressions per month. A typical web page has three areas for banner advertisements - top, bottom, and entire side - a run of site banner advertisement would utilize all three advertising areas at once, allowing maximum exposure. The contract contains a value added clause for 62,500 run of site bonus impressions per month, for a total of 6,258,996 impressions throughout the year.

Competition

The online commerce market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. We currently compete with over 10 Internet stock market trading contest sites including Yahoo!Investment Challenge, Etrade: The Game, and AOL: Marketplayer Stock Competitions. These competing contest sites are operated in substantially the same way by crediting a player's account with up to $100,000 in fictitious money with which the participants may buy, sell and trade stocks and/or options, based on real stocks and options trading on the New York Stock Exchange, American Stock Exchange, Nasdaq, CBOE, and other major exchanges. Cash and/or other prizes are awarded at the conclusion of the particular game to the player with the highest dollar amount in their player account/portfolio.

Government Regulation

State regulations on gambling may govern stock market contests conducted online that charge a fee to participate. We do not charge any fees for participation in the stock market contests conducted on our website and no contest participant is at risk of losing any money. Therefore, we are not subject to or in violation of any federal or state gambling regulations.

Service Marks

We do not believe that we can receive federal trademark registration for StockMarketContest.com and therefore we have not filed for trademark protection for that mark. We plan to take steps to ensure that applicable copyright laws protect our web pages and software, but to date have not filed for copyright protection for any of our web pages or software.

ExecutiveMansions.com, Inc.

On December 9, 1999, we acquired 3,600,000 shares of common stock in Executivemansions.com, Inc. ("Executivemansions"), a Florida corporation, for a 60% interest. An unrelated company, Best of Naples, Inc., acquired 2,400,000 shares of common stock in Executivemansions.com, Inc., for a 40% interest. Two principles of Best of Naples, Inc., Ginny Lee and David Supan, are principally responsible for the day-to-day operations of Executivemansions.com, Inc.

In connection with our acquisition of a controlling interest in Executivemansions, we loaned Executivemansions.com, Inc. $150,000 to finance its initial working capital needs, and licensed Executivemansions our rights to the Executivemansions.com website and associated website rights, including the right to the domain name, the common law trademark right to the website, the copyright of certain web pages utilized on the website, and other contractual rights associated with the website.

In 2000, Executivemansions.com, Inc. issued 656,000 shares of its common stock to third parties in a private offering that raised gross proceeds of $656,000. On May 5, 2000, Executivemansions.com, Inc. acquired Naples Realty for $152,000 in cash and 475,000 shares of its common stock. As a result of the issuance of shares in the private offering by Executivemansions.com, Inc. and its acquisition of Naples Realty, Inc., we own 50.5% of the common stock of Executivemansions.com, Inc.

We intend to make www.executivemansions.com into a leading source of luxury homes on the Internet. This website provides consumers the opportunity to buy and sell luxury homes priced over $500,000 through the Internet.

As of May 24, 2000, the website lists approximately 500 homes located within and outside the United States. Each home listing has its own page and contains quality color photographs of both the interior and exterior of the home. Specific information regarding the number of bedrooms, bathrooms, square footage and amenities are also included in the listing. Contact information for the realtor is listed at the bottom of the page and includes the realtor's business card when available, website address, email and telephone number. This allows interested visitors immediate access to the realtor. The listed properties are in a searchable database that is updated daily with new listings. Site visitors are able to search by location, price range, and/or specific required amenities such as waterfront property or a gated community. The search results come back immediately, listing all the properties in the database that meet the visitor's specifications, and more specific information is available by clicking on the photo or listing number of a certain home.

The site contains a Featured Estate section that highlights one of the homes listed on the website. The Featured Estate is pictured on the front page of the Internet site and visitors may click on the photo for the standard listing information that includes the location, price, specifics of the estate, such as number of bedrooms/baths and square footage and any amenities, such as a pool or fireplace. Specific contact information for the real estate agent is also included.

We are in the process of producing a free monthly newsletter that offers subscribers home selling tips and featured columns written by successful agents and representatives in the real estate industry. The newsletter will be available by email or regular postal mail.

Realtors are encouraged to add property listings to the site, which can be accomplished by email or regular postal mail. We require two photos of the home, property specifics, and owner and realtor information. Once submitted, the new listing is posted and available for viewing on the Internet site in 1-2 days. We do not require a contract for a property to be listed.

We offer realtors the unique opportunity to have the exclusive right to list property in a specific geographic area, by city or county, for a fee of $3,500 per year. Under this arrangement, the realtor is able to post a maximum of 25 property listings from their exclusive area at one time. In addition, the realtor receives a one page advertisement in our upcoming print magazine Executive Mansions and 90 days of banner advertising on the website. In development is software that will allow realtors to update and post listings themselves, allowing for quicker and more efficient listings on the website. We currently have 40 realtors, listing property on the website. To encourage and generate interest in the site, 20 of the 40 realtors received a waiver of the first year of listing fees. However, all future realtors will be charged the exclusive listing fee $3,500 per year.

Strategy

Our strategy incorporates the following key elements:

    Focus on the luxury home market. We intend to create a leading online market position in the luxury home market priced over $500,000 to become the primary destination for consumers to buy or sell luxury homes online. The objective is to increase our market position and expand its customer base through superior implementation and strong relationships with real estate agents, brokers, and professionals who cater to that market segment.
    Constantly expand home listings. We intend to increase the home listings by updating and expanding the real estate listings that management believes present significant online market opportunities.
    Increase realtor listings. We intend to market our website to realtors as a leading online destination for consumers to buy and sell luxury homes online in order to increase our realtor listings.
    Commence advertising sales. With the increased traffic generated from the above focus and expansion of the website listings, we intend to commence the sale of banner advertisements.
    Generate traffic to www.uniquegifts.com. We intend to continue utilizing this website to generate and increase traffic to our other website www.uniquegifts.com.

Marketing and Promotion

We market the site in two ways. First, the site is marketed as a tourist attraction for the general public to browse and look at luxury listings without leaving their home. Second, the site is a source for the buyer or seller of a luxury home to show their home or view other homes on the market. We market the website to potential home purchasers and real estate agents by hyperlinks from other websites, as well as traditional billboard advertising. We entered into a contract with The Lamar Companies on June 29, 1999 for a 10.6 x 36 rotary billboard advertisement to run for 6 months, from July 25, 1999 to January 24, 2000 at a rate of $1,000 per month.

Competition

The online commerce market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new Websites at a relatively low cost.

We compete with a variety of competitors, including the following:

Traditional real estate companies, such as ReMax and Century 21, that have listings of luxury homes comparable to what our site offers. In addition, a number of traditional real estate companies have successfully created divisions that are devoted exclusively to the sale and purchase of luxury homes and other online real estate sites that feature luxury home listings.

While there are a number websites devoted to homes for sale, very few focus exclusively on luxury homes priced over $500,000. Consistent with the high-end nature of the homes listed on the website, we have designed the site to be, in our opinion, of higher quality than competing sites, including higher quality pictures of the listed homes.

Service Marks

We have a pending registration application for the service mark "ExecutiveMansions.com" with the U.S. Trademark Office. We plan to take steps to ensure that applicable copyright laws protect our web pages and software, but to date has not filed for copyright protection for any of our web pages or software.

Government Regulation

We are not subject to any state or federal regulation directed to real estate firms or transactions, as we do not earn a commission on the sale of any listed home.

ExecutiveLenders.com, Inc.

On December 6, 1999, we acquired 1,000,000 shares of common stock in ExecutiveLenders.com, Inc. ("Executivelenders"), a Georgia corporation, for a 50% interest. Luxury Loans for Luxury Homes, Inc., an unaffiliated mortgage company in Atlanta, Georgia, acquired the remaining 1,000,000 shares of common stock of Executivelenders, for a 50% interest. We and Luxury Loans for Luxury Homes, Inc. each contributed $10,000 to Executivelenders as initial startup capital.

Mr. Dion is the Chief Executive Officer of Executivelenders. Executivelenders currently has no operations; however, Executivelenders plans to begin operation as a mortgage broker. Executivelenders has been approved by the State of Georgia to operate as a mortgage company. However, Executivelenders will not begin formal operations until it arrives at a satisfactory business plan with Luxury Loans for Luxury Homes, Inc. regarding the funding of initial operations the management of the business. It is anticipated that the operations of Executivelenders will be managed by Calvin Hill, President of Luxury Loans for Luxury Homes, Inc. Mr. Hill has over 18 years experience in the mortgage industry.

Since the formation of Executivelenders, Executivelenders has entered into an agreement with Executivemansions under which it received the exclusive right to advertise mortgage services in 27 states on Executivemansions's website in consideration for issuance of 300,000 shares of its common stock to Executivemansions. As a result of the issuance of common stock to Executivemansions, we directly own 43.4 % of the outstanding common stock of Executivelenders and indirectly own another 13% of the outstanding common stock of Executivelenders through our majority ownership of Executivemansions.

Auction Game, Inc.

On December 31, 1999, we formed a subsidiary, Auction Game, Inc., with two unrelated parties who each own 13% of the Common Stock, resulting in us owning 74% of its common stock. Mr. Dion is the Chief Executive Officer of Auction Game, Inc.

Auction Game, Inc., a Georgia corporation, currently has no operations; however, Auction Game, Inc. is developing a board game to be known as "Auction Game." The game will allow players to bid on assets and depending upon events that happen during the game, the assets either go up or down in value.

Layton Chauvin and Lisa Angelese are the two individuals who each own 13% of the common stock of Auction Game, Inc. Mr. Chauvin and Ms. Angelese are the owners of the unaffiliated website development firm Vista7west.com. Mr. Chauvin and Ms. Angelese each received 13% of Auction Game, Inc. in consideration for their services in designing the game board and developing the website to promote the "Auction Game" board game.

There are no operations at this time. The website is expected to be functional by August 2000. The board game prototype is expected to be completed by September 2000. We also plan to develop a CD Rom version of the game for use on personal computers. We plan to fund the initial working capital expenses of producing and marketing the game through separate securities offerings by Auction Game, Inc., and not from funds from this Offering.

We believe that the operations of this subsidiary will not be subject to any state or federal gambling regulations.

Internet Industry Overview

According to Jupiter Communications, the number of worldwide Internet users is projected to grow from an estimated 159.3 million in 1998 to an estimated 410.4 million by 2002. Additionally, 37.6 million United States households were on-line in 1998 and an estimated 62.6 million households are expected to be on-line in 2002.

With the emergence of the Internet as a globally accessible, fully interactive medium, many companies are increasingly conducting business electronically. Many consumers are showing strong preferences for transacting certain types of business over the Internet, rather than in person or over the telephone. Consumers who are online represent a large and growing portion of US consumer spending. According to Jupiter Communications, online users in the United States will account for 75% of all expected United States retail spending (both online and off-line) in 2005, up from 43 percent in 1999.

Sales by businesses to consumers over the Internet are estimated to increase from over $50 billion worldwide at the end of 1998 to approximately $199 billion by the year 2005, according to new forecasts from Jupiter Communications, Inc. Additionally, sales by businesses to businesses over the Internet are estimated to increase from $43 billion worldwide in 1998 to $1 trillion by 2003. Furthermore, 70% of adult Internet users will make purchases online by the year 2002, as compared to an estimated 22% that did so in 1997. Factors driving growth in sales to both consumers and businesses over the Internet are:

  increasing familiarity with the Internet
  broadening consumer acceptance of online shopping
  increasing online distribution relationships by business
  improving online network security
  improving hardware, software, and services accessible online expanding ability of computer processing speeds

Naples Realty Service, Inc.

On May 5, 2000, we completed the acquisition of Naples Realty for $152,000 in cash and 475,000 shares of common stock of Executivemansions. The acquisition is subject to a condition subsequent that we inject at least $1,000,000 in capital into Naples Realty by April 28, 2001. In the event we do not satisfy the condition subsequent, the holders of a majority of the common stock of Naples Realty immediately prior to its acquisition by us have the option to rescind the transaction, in which event they will be required to return all consideration which they received in the transaction with interest at 9% per annum. We currently plan to satisfy the condition subsequent through an equity offering by our majority owned subsidiary, Execu tivemansions.com, Inc.

Part of the consideration for the acquisition of Naples Realty was the issuance of 25,000 shares of commons stock of Executivemansions.com, Inc. to each of 19 shareholders of Naples Realty. In the event the equity offering is completed by an equity offering by Executivemansions.com, Inc. at a price less than $3 per share, Executivemansions.com, Inc. will be obligated to issue each former shareholder of Naples Realty additional shares of Executivemansions.com, Inc. as may be necessary to render the total value of the stock held by each shareholder to be $75,000.

Under the agreement under which Executivemansions.com, Inc. purchased Naples Realty, Naples Realty has, until April 28, 2001, a board of five persons, only two of which are appointed by Executivemansions.com, Inc. The other three members consist of John Steinwand and two persons appointed by Mr. Steinwand. After the condition subsequent is satisfied, Executivemansions.com, Inc. may appoint all or a majority of the board of Naples Realty. However, for one year after the condition subsequent has been satisfied and a board has been appointed by Executivemansions.com, Inc., Naples Realty may not take a number of corporate actions without 4/5 approval of its board, including:

  selling substantial assets,
  granting options,
  declaring dividends,
  employment of any person for an amount in excess of $5,000 in any year, making loans,
  borrowing moneys,
  pledging assets,
  acquiring assets outside the ordinary course of business in excess of $5,000, entering into any contract calling for total payments in excess of $10,000 per year, employing any person who has a preexisting familial or other relationship with a member of the board of directors, and amending or modifying its articles of incorporation or bylaws.

Naples Realty has approximately 80 independent sales agents operating out of three offices in the Naples, Florida area. Naples Realty generates revenue by charging fees to agents for license maintenance, leasing of office space and commissions from agents who have opted to pay a percentage of their commission in lieu of the license maintenance fee. Naples Realty emphasis has been, and will continue to be, the provision of real estate brokerage and closing services on a fixed fee basis to established, high volume brokers who typically move to Naples Realty from other firms once they become established as a real estate broker.

We plan to open additional offices of Naples Realty in certain areas of South Florida utilizing the same business model that is currently used for its existing operations.

Employees

As of May 24, 2000, we have two full-time employees, and our majority-controlled subsidiary, Naples Realty, has 12 full-time employees. None of our employees are parties to employment agreements, non-compete agreements or confidentiality agreements at this time.

Facilities

We own no property as of May 24, 2000. We lease approximately 2000 square feet of office space at 3190 Northeast Expressway, Atlanta, Georgia 30341. Monthly lease payments are $1,500.

Our majority controlled subsidiary, Naples Realty, leases three offices in the Naples, Florida area. Executivemansions.com subleases space its uses for its operations from Naples Realty for $400 per month.

Government Regulation

E-commerce is new and rapidly changing, and federal and state regulation relating to the Internet and e-commerce is evolving. Currently, there are few laws or regulations directly applicable to the access of the Internet or e-commerce on the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services.

Additionally, the rapid growth of e-commerce may trigger the development of tougher consumer protection laws. The adoption of such laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our websites or could otherwise have a material adverse effect on our business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Further, several telecommunications carriers have requested the Federal Communications Commission ("FCC") to regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could adversely affect our business.

Legal Proceedings

We are not a party to any pending litigation or government investigation, nor is there any threatened litigation, or investigation, of which we are aware.

MANAGEMENT

The following table sets forth certain information concerning directors, executive officers and key employees of the Company.

Name	Age	Position
Michael Dion	36	Chairman, President, Chief Executive Officer, Secretary, and Director
Shane Thompson	24	Vice-President of Uniquegifts.com division

Set forth below is a summary description of the business experience of each of our director and officer.

Michael Dion is the founder of Rcontest.com, Inc. and has been employed by the Company since its inception. Prior to incorporation, Mr. Dion worked at JW Charles, a large NYSE brokerage firm as a stockbroker and investment banker for two years. From December of 1994 to December 1996, Mr. Dion worked at Argent Securities, an OTC brokerage firm, as a manager and stockbroker. Since 1986, Mr. Dion has been a licensed stockbroker and worked at various brokerage firms as an investment banker and manager. Mr. Dion earned his Bachelor of Arts degree in Marketing from New England College in 1984.

Shane Thompson. Since April of 1999, Mr. Thompson has been the vice president in charge of the UniqueGifts.com division. Prior to taking this position with us, Mr. Thompson, was a manager at Conseco Corporation from October 1998 to March 1999. Mr. Thompson worked as an Account Executive at two different finance companies during 1997 and 1998. In 1997, Mr. Thompson received his Bachelor of Science in Business Administration and a Minor in Computer Information Systems from Lee University in Cleveland, Tennessee.

Mr. Dion is our sole director and serves until the next annual meeting and until his successor is elected. He has been the sole director since our inception. We do not have committees, including an audit committee, compensation committee or an executive committee. Mr. Dion has not signed an employment agreement, non-compete agreement, or confidentiality agreement.

Indemnification and Limitation of Liability

Our Articles of Incorporation limit the personal liability of directors to us and our stockholders for any breach of a duty of care to the Company, except for:

  any appropriation of a business opportunity of the Company;
  any acts or omissions which involve intentional misconduct or a knowing violation of the law;
  the types of liability set forth in O.C.G.A. Section 14-2-831;
  any transaction in which the director received a personal benefit.

Our Bylaws provide that our officers, directors, employees and agents are entitled to indemnification from us to the extent provided by Georgia law for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person was or is a director, officer, employee or agent or served in another enterprise at our request, provided that the person indemnified acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to a criminal action or proceeding, had no reason to believe his/her conduct was unlawful.

Our Bylaws provide for indemnification of officers, directors and others to the fullest extent permitted by the laws of the state of Georgia. The Company has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Given this information, we may submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final judicial decision of that issue.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our executive officers in fiscal 1999, and the compensation to be paid to our executive officers in fiscal 2000:

Name and Position	Year	Salary
Mike Dion, Chairman, President, Secretary and Director (1)	2000 1999 1998	$48,000 $29,000 $0
Shane Thompson	2000 1999 1998	$60,000 $27,000 $0

(1) Mr. Dion worked for several months without compensation during 1998 before we were in incorporated on December 23, 1998. We do not provide any compensation to Mr. Dion for his services as a Director.

In addition, we have issued Mr. Thompson options to purchase 240,000 shares of Common Stock, of which 40,000 are exercisable immediately at $0.25 per share and 50,000 are exercisable immediately at $1 per share. The remaining 150,000 options consist of three separate options of 50,000 shares each at $1 per share, which options vest in 50,000 share increments on June 30, 2000, September 30, 2000 and December 30, 2000 so long as Mr. Thompson is still employed by us on such dates.

We currently do not have a formal employee stock option plan. However, our Board of Directors may institute a formal stock option plan upon the successful conclusion of the Offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of June 5, 2000, with respect to the beneficial ownership of our Common Stock by:

  each person who is known to be the beneficial owner of more than five percent of any outstanding share;
  each director and executive officer of our company; and
  all executive officers and directors as a group.

Currently, there are 9,065,136 shares issued and outstanding Common Stock. Please note, however, that unless otherwise specified, the named beneficial owner has, to our knowledge, sole voting and investment power.

Name	No. Shares beneficially Owned	Percent of Ownership Pre-Offering (1)	Percent of Ownership Post-Offering (2)
Mike D. Dion, President,CEO and Director 3190 Northeast Expressway, Suite 230 Atlanta, Georgia 30341	7,527,800	83%	68%
Shane Thompson, VP Uniquegifts.com division (3) 3190 Northeast Expressway, Suite 230 Atlanta, Georgia 30341	140,000	1.5%	1.2%
Officers and Directors as a Group (2 persons)	7,667,800	84.5%	69.2%

(1) Based on a total of 9,065,136 total shares outstanding as of June 5, 2000.

(2) Assuming all 2,000,000 shares are sold.

(3) Mr. Thompson's beneficial ownership includes vested options to acquire 40,000 shares of Common Stock at $0.25 per share and 50,000 shares of Common Stock at $1.00 per share. Mr. Thompson's beneficial ownership also includes an unvested option to acquire 50,000 shares of Common Stock on June 30, 2000, but does not include two unvested options to acquire 50,000 shares of Common Stock each, which options vest on September 30, 2000, and December 30, 2000 as long as Mr. Thompson is still employed with us.

RELATED PARTY TRANSACTIONS

None of our officers, directors, key personnel or principal stockholders is related by blood or marriage.

On November 9, 1999, we loaned Executivemansions $150,000 pursuant to promissory note. The note calls for 7% interest per annum, simple interest until maturity with one payment due on the tenth anniversary of the note. The note also provides that the balance due on the note must be paid in full prior to Executivemansions making any distributions to Executivemansions stockholders. Because the financial statements are presented on a consolidated basis, this loan is classified as an inter-company transaction and therefore is not disclosed on our financial statements.

In 1999, one of the officers of Executivemansions loaned Executivemansions $45,000 on an interest-free basis. The loan was repaid from the some of the proceeds of the loan (disclosed above) made by us to Executivemansions in the amount of $150,000 on November 9, 1999.

During 1999, Mr. Dion made several small loans totaling $54,000 to us. All loans are evidenced by promissory notes bearing no interest. We repaid Mr. Dion from the proceeds of the Rule 504 Offering completed in November 1999.

In February 2000, Executivemansions and Executivelenders entered into an advertising agreement, under which Executivemansions granted Executivelenders the exclusive right to place banner ads promoting mortgage origination services in 27 states for one year. In consideration, Executivelenders issued Executivemansions 300,000 shares of its Common Stock.

DESCRIPTION OF SECURITIES

The following paragraphs describe our Common Stock.

Authorized Shares. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, no par value, of which 9,065,136 shares are currently issued and outstanding.

Dividends. Holders of shares of Common Stock are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available.

Voting Rights. Each share of Common Stock is entitled to cast one vote for each share held at all shareholders meetings for all purposes, including the Annual meeting, including election of directors. The Common Stock does not have cumulative voting rights.

Other Rights. Holders of Common Stock have no preemptive or other rights to subscribe for additional shares. There are no conversion privileges or any sinking fund provisions with respect to the Common Stock, nor is it subject to call or redemption. All outstanding shares are fully paid and non-assessable.

Transfer Agent and Registrar. We have engaged Corporate Stock Transfer, Inc. to serve as our transfer agent and registrar.

LEGAL MATTERS

The validity of our shares of Common Stock offered will be passed upon by Mottern, Fisher and Goldman, P.C., Atlanta, Georgia. Robert J. Mottern, P.C., which is an affiliate of Mottern, Fisher and Goldman, P.C., owns 25,000 shares of our Common Stock.

EXPERTS

Our audited financial statements, dated December 31, 1999, are included in this Registration Statement. These financial statements were audited by Grant Thornton, LLP. Upon the authority of these said individuals, Grant Thornton, LLP, are considered experts in accounting and auditing.

ADDITIONAL INFORMATION

Inquiries to Our Company

Prior to investing in the shares, you will have the opportunity to ask questions of and receive answers from our officers and directors concerning:

- the terms and conditions of this Offering,

- our business or any other relevant matters and

- the accessibility of obtaining any additional information we may possess.

Inquiries to the SEC

We have filed with the SEC a registration statement on Form SB-2 with respect to the shares of Common Stock offered. This prospectus does not contain all of the information set forth in the registration statement. You can find additional information about us and our Common Stock in the registration statement. For example, in this prospectus we've summarized or referred to some contracts, agreements and other documents that have been filed as exhibits to the registration statement. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from that office, upon payment of the applicable fees. Information about the Commission's public reference room can be obtained by calling 1-(800) SEC-0330. The registration statement, including its exhibits and schedules, are also available on the SEC's website at www.sec.gov.

We are subject to the information requirements of the Securities and Exchange Act of 1934, and accordingly will file reports, proxy statements, and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite #1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite #1300, New York, New York 10048. And copies of these materials can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Some information about us is also available on the SEC's website at www.sec.gov.

CONSOLIDATED FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

December 31, 1999

Report of Independent Certified Public Accountants

Board of Directors

Rcontest.com, Inc.

We have audited the accompanying consolidated balance sheet of RCONTEST.COM, INC. AND SUBSIDIARY as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the period December 23, 1998 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RCONTEST.COM, INC. AND SUBSIDIARY as of December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for the period December 23, 1998 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated a small amount of revenue during the period, but is still considered in its development stage. As discussed in Note B, it is necessary for the Company to meet its financing requirements on a continuing basis and to succeed in its future operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Atlanta, Georgia

January 12, 2000

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

December 31, 1999

ASSETS
CURRENT ASSETS
Cash (Note A-3)	$ 392,075
Prepaid Expenses	2,270
Total Current Assets	394,795

EQUIPMENT and SOFTWARE (Note A-9)
Equipment	29,875
Software	17,000
46,875
Less Accumulated Depreciation and Amortization	4,937
41,938

OTHER ASSETS (Note A-6)	17,000

Total Assets	$ 453,733

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturity of installment note (Note C)	$ 3,073
Accounts payable and accrued liabilities	7,752

Total Current Liabilities	10,825

NOTE PAYABLE, net of current maturity (Note C)	10,567

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; 40,000,000 shares
authorized; 8,665,136 shares, issued and outstanding	806,473
Accumulated deficit	(374,132)
432,341

Total Liabilities and Shareholders' Equity	$ 453,733

The accompanying notes are an integral part of this statement.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

For the period December 23, 1998 (date of inception)

to December 31, 1999

Sales commissions	$ 1,994

Operating Expenses
Payroll and related expenses	136,149
Website services	31,682
Advertising and promotional	93,025
Printing	34,722
Computer support and consulting	13,211
Facility rent	32,153
Other general and administrative expenses	30,646
Depreciation and amortization	4,938
376,526

Operating Loss	(374,532)

Minority interest in losses (Note A-2)	400

NET LOSS	(374,132)

Net loss per common share (Note A-8)	$(0.06)

The accompanying notes are an integral part of this statement.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the period December 23, 1998 (date of inception)

to December 31, 1999

	Common Shares	Common Stock	Deficit Accumulated During Development Stage	Total
Initial issuance of no-par shares	950,000	$ 3,000	$ -	$ 3,000

Effect of stock splits (Note C)	6,650,000	-	-	-

Issuance of no par shares in private placement	60,000	30,000	-	30,000

Issuance of warrant to employee	-	25,000	-	25,000

Issuance of no par shares in private placement	255,100	127,550	-	620,923

Issuance of 750,036 shares, net of costs of $129,113	750,036	620,923	-	620,923

Net Loss for the period	-	-	(374,132)	(374,132)

Balance, December 31, 1999	8,665,136	$806,473	$(374,132)	$432,341

The accompanying notes are an integral part of this statement.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period December 23, 1998 (date of inception)

to December 31, 1999

OPERATING ACTIVITIES
Net Loss	$(374,132)
Adjustments to reconcile net loss to net cash
Provided by operating activities:
Depreciation Expense	4,937
Warrant compensation expense	25,000
Changes in assets and liabilities
Prepaid expenses	(2,720)
Accounts payable and accrued liabilities	7,752

Net cash used in operating activities	(339,163)

INVESTING ACTIVITIES
Purchase of fixed assets	(46,875)
Investment in unconsolidated company	(17,000)

Net cash used in investing activities	(63,875)

FINANCING ACTIVITIES
Proceeds from issuance of capital stock	781,473
Proceeds from installment note payable	14,124
Principal payments on note	(484)

Net cash provided by financing activities	795,113

Net increase in cash	392,075
Cash, beginning of period	-

Cash, end of period	$392,075

Supplemental Disclosure
Interest paid	$ -
Income taxes paid	$ -

The accompanying notes are an integral part of this statement.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1. Nature of Operations

Rcontest.com, Inc. (initially formed as Uptick Consulting, Inc.) and its subsidiary offer shopping services and real estate information to internet website users. The Company's principal source of revenue is expected to be sales of merchandise from its gifts website. The Company was incorporated in December 1998 and has not generated significant revenue since inception.

2. Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its 60%-owned subsidiary, Executive Mansions.com, Inc. All material intercompany accounts and transactions have been eliminated.

Losses generated by the subsidiary have been allocated to the 40% minority shareholder to the extent of the minority investment in the subsidiary.

3. Cash Equivalents and Cash Balances

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

The Company maintains its cash balances in one financial institution located in Atlanta, Georgia. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999, uninsured amounts held at this financial institution total $292,075. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

4. Revenue Recognition

The Company's principal source of revenue is expected to be sale of merchandise from its gifts website, which is the only source of revenue as of December 31, 1999. Revenue recognition policies are as follows.

Merchandise Sales

Merchandise sales are made through the uniquegifts.com website, either for items shipped directly from the supplying vendor or items shipped from inventories on hand. Revenue from direct-shipment sales is recorded as a sales commission, representing the net amount realized by the Company from the sale. Revenue from sales from inventory is recognized upon shipment to the customer. Gift certificates sold to customers are recorded as deferred revenue until redeemed. Returns of direct shipment merchandise can be returned to the vendor at the Company's discretion. In 1999, all sales were direct shipment sales.

Realty Advertising Fees

Realtors pay a fee for rights to post listings on the executivemansions.com website. Revenue is recognized as fees are earned on a monthly basis. No fees had been charged as of December 31, 1999.

Barter Transactions

The Company obtains some advertising and promotional services through bartering transactions. Generally, the Company issues gift certificates redeemable through the uniquegifts.com website in the barter transactions and the transactions are accounted for based on the value of the gift certificates provided. Expense is recognized at the time services are received and revenue arising from the gift certificates is recognized in accordance with the revenue recognition policy for gift certificates. Other barter transactions are accounted for based on the fair value of the services received or given, whichever is more readily determinable.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

5. Inventories

Merchandise is purchased from various suppliers and may be directly shipped to the customer by the supplier. Merchandise purchased for inventory is valued at the lower of cost or market, with cost determined on the first-in, first-out method. Returned merchandise suitable for re-sale is placed in inventory at estimated net realizable value. Returned merchandise may be returned to direct-shipment vendors at the Company's option. In 1999, all merchandise sold was shipped directly by the vendor, and at December 31, 1999, there was no inventory on hand.

6. Equipment and Depreciation

Depreciation and amortization is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Depreciation of equipment is calculated using the straight-line method over estimated useful lives of 3 - 5 years.

7. Website Costs and Amortization

The Company capitalizes website costs in accordance with AICPA Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. The Company relies on external sources to develop and maintain its websites. Costs incurred from the time technical feasibility for a project is established to the time when the application is ready for use are capitalized. Website development costs incurred prior to the establishment of technical feasibility are expensed as incurred. Website development costs for upgrades and enhancements that do not add functionality, as well as costs for operating and maintaining the websites, are expensed as incurred. Capitalized website costs are amortized using the straight-line basis over an estimated useful life of 3 years. Management evaluates capitalized costs in accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, to determine if any such assets are impaired. Total website development cost capitalized was $17,000 during 1999.

8. Investment in Unconsolidated Company

The Company holds a 7.5% interest in a company which plans to offer temporary computer consulting staff. The investment is carried at cost of $17,000.

9. Advertising and Marketing Expense

The Company expenses advertising when the advertisement occurs. Prizes for contestants and promotional gift certificates are expensed at estimated fair value as marketing cost when issued.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

10. Loss Per Common Share

Basic loss per common share has been calculated using the weighted average number of shares of common stock outstanding during each period as adjusted to give effect to stock splits. Diluted loss per common share is not disclosed because the effect of the exchange or exercise of common stock equivalents would be antidilutive. For the year ended December 31, 1999, there were 340,000 common stock options (Note H) that would potentially dilute EPS. The weighted average number of shares outstanding for the period ended December 31, 1999 was 6,438,911.

11. Stock Options

The Company follows the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting For Stock Issued to Employees, and related interpretations, as permitted by SFAS 123. Compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note H). Compensation expense shall be recognized for proforma purposes in the period in which the related employee services are rendered. For stock options issued to nonemployees, the issuance of stock options are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Compensation expense is recognized in the financial statements for stock options granted to nonemployees in the period in which the consideration is obtained from the nonemployee.

12. Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE B - UNCERTAINTY - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company is a development stage company and has not generated significant revenue. The Company intends to raise additional working capital through equity funding in order to carry out its business plan and maintain operations. Management's plans include enhancing the value of the Company's name brand, expanding advertising sales efforts and to further develop the websites and networks.

In view of the matters described in the preceding paragraph, the Company's continued existence is dependent upon its ability to meet its financing requirements on a continuing basis, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE C - COMMON STOCK

On formation the Company was authorized to issue 1,000,000 shares of no par value common stock. On March 11, 1999, the number of authorized shares was increased to 10,000,000 shares. On September 24, 1999, the number of authorized shares was increased to 40,000,000 shares.

Effective March 24, 1999, the Company approved a 2:1 forward split of common shares. Effective September 24, 1999, the Company approved a 4:1 forward split of common shares.

NOTE D - NOTE PAYABLE

The Company has an installment note payable with a balance at December 31, 1999 of $13,640, payable in 48 monthly installments of $358 including interest at 9.99%. The note is collateralized by an automobile with a net book value of $21,967 at December 31, 1999. Future long-term maturities of this note are as follows:

2001	$ 3,395
2002	3,750
2003	3,422

TOTAL	$ 10,567

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE E - INCOME TAXES

The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109). The Company and its subsidiary file separate income tax returns since the subsidiary is less than eighty percent owned. At December 31, 1999, the Company and its subsidiary had net operating loss carryforwards of approximately $286,000 and $76,000, respectively, which will be available to offset taxable income during the carryforward period (through 2006). These net operating loss carryforwards give rise to deferred tax assets of $106,000 and $28,000, respectively, which have been fully offset by a valuation allowance as the assets do not meet the criteria that it is more likely than not they will be realized. Therefore no tax benefit is realized in the statement of operations.

NOTE F - COMMITMENTS

The Company leases office facilities and furniture under an operating lease that expires February, 2000. Rent expense under the operating lease for the period ended December 31, 1999 was approximately $40,700.

The Company entered into a new lease for office space effective March, 2000, for $1,500 per month. Approximate future annual minimum lease payments under the new operating lease are as follows:

Fiscal Year
2000	$ 13,500
2001	$ 4,500

The Company has entered into a one-year contract for internet promotional services. As of December 31, 1999, ten payments of $12,500 per month are due under this agreement.

The Company has entered into an agreement for billboard advertising to run during the first six months of 2000 at a total of cost of $195,000.

NOTE G - RELATED PARTY TRANSACTIONS

During 1999, the Company received loans from its President totaling $54,000. These loans were repaid, without interest, prior to December 31, 1999.

During 1999, ExecutiveMansions, com. Inc. ("Subsidiary") received short-term, non-interest bearing loans totaling $45,000 from the Subsidiary's Secretary. These loans were repaid prior to December 31, 1999.

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE G - RELATED PARTY TRANSACTIONS - (continued)

The Subsidiary received three months free rent in 1999 in exchange for promotions included in a publication produced by the Subsidiary's minority shareholder. Under the rental agreement, monthly rent of $300 is due for each month such promotion is not provided. No revenue or expense has been recorded for these transactions.

NOTE H - STOCK OPTIONS AND WARRANTS

The Company does not have a stock option plan but has issued options to an employee to purchase 240,000 shares of common stock. These options are accounted for under APB Opinion 25 and related interpretations, resulting in no compensation expense. Options for 40,000 shares are exercisable immediately at $0.25 per share. The remaining 200,000 options consist of four separate options of 50,000 each at $1.00 per share, which options vest in 50,000 share increments on March 30, 2000, June 30, 2000, September 30, 2000 and December 30, 2000 as long as the holder is still an employee on such dates.

The Company also issued a warrant to an employee to purchase 100,000 shares of common stock for $0.25 per share (adjusted to give effect to the 4:1 stock split effective September 29, 1999). The employee subsequently left the Company and assigned the warrant to a third party who exercised the warrant in full in January, 2000. The warrant was accounted for under APB Opinion 25 and related interpretations and compensation expense of $25,000 was recorded to reflect the difference between the fair value of the share price and exercise price at the date of issuance.

The options and warrant are exercisable at not less than the market value of the Company's stock on the date of the grant. The Company uses the intrinsic value method in accounting for its stock options. Compensation expense was recognized related to the warrant but no expense was attributed to the options issued. Had compensation cost for the Company's stock options been determined based on the fair value of the stock option at the grant date, the Company's net loss and net loss per share would have resulted in the pro forma amounts indicated below:

1999
Net loss
As reported	$ (374,132)
Pro forma	(376,719)

Net loss per share
As reported	$ (0.06)
Pro forma	(0.06)

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE H - STOCK OPTIONS AND WARRANTS - (continued)

The fair value of each option grant is estimated on the date of grant using the fair value method with the following weighted-average assumptions used for grants in 1999: expected dividend yield of zero percent; expected risk-free interest rate of 6 percent; expected volatility of 0.01%; and expected life of 1.7 years.

A summary of the status of the Company's stock options and warrant as of December 31, 1999 and changes during the year ended is presented below:

	1999
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	-	$ -
Granted	340,000	0.69
Exercised	-	-
Expired	-	-
Forfeited	-	-

Outstanding at end of year end	340,000	$0.69

Options exercisable at year end		140,000

Weighted-average fair value of options granted		$0.69

The following table summarizes information for stock options and warrant outstanding at December 31, 1999:

	Range of exercise prices	Number outstanding	Weighted-average remaining contractual life (years)	Weighted-average exercise price

1999	$.25	140,000	1.7	$0.25
	$1.00	200,000	1.7	$1.00

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE I - SUBSEQUENT EVENTS

In January 2000, the Company made investments in two additional ventures which were newly formed in December 1999. The Company invested $10,000 for a 50% interest in Executivelenders. Executivelenders currently has no operations but plans to operate as a mortgage brokerage firm. The Company also invested $740 for a 74% interest in Auction Game, Inc. Auction Game, Inc. currently has no operations but plans to develop and market a board game. These entities will be consolidated into the Company's future financial statements.

NOTE J - SUBSEQUENT EVENTS (UNAUDITED)

In January, 2000, the Company issued 300,000 shares in exchange for consulting services and recorded $225,000 expense based upon the estimated fair value of the shares issued.

In February, 2000, the Company's subsidiary entered into an agreement with Executivelenders.com, Inc. (see Note I) to provide banner advertising on the Executivemansions.com website for the mortgage lending services, in exchange for 300,000 shares of common stock of Executivelenders.com, Inc. As a result of receiving the additional shares, with an estimated nominal value, the Company holds a total direct and indirect interest of 56% in Executivelenders.com, Inc.

On May 5, 2000, the Company's subsidiary completed a purchase of a real estate company in Florida for $152,000 cash and issuance of 475,000 shares of the subsidiary's common stock for a total purchase price of $627,000.

RCONTEST.COM, INC. AND SUBSIDIARIES

(A Development Stage Company)

UNAUDITED FINANCIAL STATEMENTS

MARCH 31, 2000

1. Consolidated Balance Sheet as of March 31, 2000
2. Consolidated Statement of Operations for the period ending March 31, 2000 and 1999
3. Consolidated Statement of Changes in Shareholders' Equity as of March 31, 2000
4. Consolidated Statement of Cash Flows for the periods of January 1, 2000 to March 31, 2000 and January 1, 1999 to March 31, 1999
5. Notes to Consolidated Interim Financial Statements

RCONTEST.COM, INC. AND SUBSIDIARIES

(A Development Stage Company)

(UNAUDITED)

CONSOLIDATED BALANCE SHEET

MARCH 31, 2000

ASSETS	03/31/00	12/31/99
Current Assets
Cash and cash equivalents	$ 708,317	$392,075
Inventories	12,964	-
Prepaid Expenses	2,720	2,720
Total Current Assets	724,001	394,795

Property and Equipment, Net
Equipment	31,996	29,875
Software	24,978	17,000

	56,974	46,875
Less accumulated depreciation	7,185	4,937
	49,789	41,938

Other Assets	17,000	17,000

TOTAL ASSETS	$ 790,790	$ 453,733

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current maturity of installment note	$ 3,180	3,073
Accounts payable and accrued liabilities	63,866	7,752
Unearned revenues	1,750	-
Total Current Liabilities	68,796	10,825

Note Payable net of current maturity	9,726	10,567
Minority interest in subsidiary	168,994	-

Shareholders' Equity
Common Stock, no par value; 40,000,000 shares authorized; 9,065,136 shares, issued and outstanding in 2000; 8,665,136 issued and outstanding in 1999	1,056,473	806,473
Accumulated deficit	(513,199)	(374,132)
Total Shareholders' Equity	543,274	432,341

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 790,790	$ 453,733

RCONTEST.COM, INC. AND SUBSIDIARIES

(A Development Stage Company)

(UNAUDITED)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIODS ENDING MARCH 31, 2000 AND 1999

AND DECEMBER 23, 1998 (INCEPTION) TO MARCH 31, 2000

	03/31/00	03/31/99	12/23/98 (inception) to 3/31/00

Sales commissions	$ 345	$ 0	$2,339
Fees	2,725		2,725
Total revenue	3,070	0	5,064

Operating expenses	564,143	0	940,669

Losses from operations	(561,073)	0	(935,605)

Gain on sale of stock by subsidiary	352,039	0	352,039

Minority interest in losses	69,967	0	69,967

NET LOSS	$(139,067)	$0	$(513,599)

Basic loss per share	$(0.02)	$(0.00)	$(0.06)
Weighted average shares outstanding	8,898,469	7,608,333	8,657,068

RCONTEST.COM, INC. AND SUBSIDIARIES

(A Development Stage Company)

(UNAUDITED)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

AND DECEMBER 23, 1998 (INCEPTION) TO MARCH 31, 2000

	Common Stock	Deficit accumulated during the development stage	Total
Initial issue of shares	$3,000	-	$3,000

Private Placement issue	30,000	-	30,000

Issue warrant to employee	25,000	-	25,000

Private placement issue	127,550	-	127,550

Issue 705,036 shares	620,923	-	620,923

Net loss for period	-	(374,132)	(374,132)

Balance, December 31, 1999	806,473	(374,132)	432,341

Sale of 100,000 shares	25,000		25,000

Net loss for period		(139,067)	(139,067)

Issuance of 300,000 shares for Consulting Services	225,000	-	225,000

Balance, March 31, 2000	$ 1,056,473	$ (513,199)	$ 543,274

RCONTEST.COM, INC. AND SUBSIDIARIES

(A Development Stage Company)

(UNAUDITED)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIODS ENDED MARCH 31, 2000 AND 1999

AND DECEMBER 23, 1998 (INCEPTION) TO MARCH 31, 2000

	03/31/00	03/31/99	12/23/98 (inception) to 3/31/00
OPERATING ACTIVITIES
Net Loss	$(139,067)	$0	$(513,199)
Adjustments:
Minority interest in net loss	(69,967)	0	(69,967)
Depreciation expense	2,247	0	7,184
Expense related to warrant and stock issues	225,000	0	250,000
Gain on sale of subsidiary stock	(352,039)	0	(352,039)
Changes in assets and liabilities:
Inventories	(12,964)	0	(12,964)
Prepaid expenses	0	0	(2,720)
Unearned revenue	1,750	0	1,750
Accounts payable and accrued liabilities	56,114	0	63,866
Net Cash Used in Operating Activities	(288,926)	0	(628,089)

INVESTING ACTIVITIES
Investment in unconsolidated subsidiary	0	0	(17,000)
Purchases of fixed assets	(10,098)	0	(56,973)
Net Cash Used in Investing Activities	(10,098)	0	(73,973)

FINANCING ACTIVITIES
Proceeds from sale of stock by subsidiaries	591,000	0	591,000
Proceeds from issuance of capital stock	25,000	55,500	806,473
Proceeds from installment note	0	0	14,124
Principle payment on note	(734)	0	(1,218)
Net Cash Provided by Financing Activities	615,266	55,500	1,410,379

Net increase in cash	316,242	55,500	708,317
Cash, beginning of period	392,075	0	0

Cash, end of period	$ 708,317	$ 55,500	708,317

RCONTEST.COM, INC. AND SUBSIDIARIES

(A Development Stage Company)

(UNAUDITED)

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

March 31, 2000

Note A. Basis of Presentation

The interim financial statements included herein have been prepared by the Company without audit. These statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations, cash flows and changes in stockholders' equity for the periods presented. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the financial statements and disclosures are adequate to make the information not misleading. It is suggested that these financial statements and notes be read in conjunction with the audited financial statements and notes for the year ended December 31, 1999, included in Form SB-2 filed by the Company.

The Company had no operations in the first quarter of 1999.

Note B. Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its majority-owned subsidiaries, Executivemansions.com, Inc., Executivelenders.com, Inc. and Auction Game, Inc. All material intercompany accounts and transactions have been eliminated.

The minority interests in the subsidiaries are reflected on the balance sheet and include the proportionate share of the subsidiaries' losses allocated to the minority shareholders.

Note C. Sale of Stock by Subsidiary

During the first quarter of 2000, the Company's subsidiary, Executivemansions.com, Inc., sold 581,000 shares of common stock for $1.00 per share, decreasing the Company's ownership in the subsidiary from 60% to 54.7%. The increase in the carrying value of the Company's interest in the subsidiary resulting from the sale of new shares has been reflected as a gain in the Company's consolidated financial statements for the three months ended March 31, 2000.

RCONTEST.COM, INC. AND SUBSIDIARIES

(A Development Stage Company)

(UNAUDITED)

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

March 31, 2000

Note D. Segment Information

Prior to January 1, 2000, the parent company was the only operating unit. Beginning in 2000, the subsidiaries began operations and there are two operating segments: gift sales and contests, operated by the parent company, and real estate brokerage-related services, operated by the subsidiaries. The Company evaluates performance and allocates resources based on earnings of the segments. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies of the financial statements for the year ended December 31, 1999. There were no inter-segment revenues. Selected information by segment for the three months ended March 31, 2000 is presented below:

	Gifts and contests	Real estate brokerage
Revenue	$ 345	$ 2,725
Segment loss	(406,528)	(154,545)
Segment assets	428,719	372,671

The consolidated net loss for the three months ended March 31, 2000 includes a gain of $352,039 resulting from the sale of a subsidiary's stock (see Note C) and allocation of $69,967 for losses attributable to the minority interests. The parent company's investments in subsidiaries totaling $10,600 have been eliminated from consolidated total assets as of March 31, 2000.

RCONTEST.COM, INC., SUBSIDIARY and NAPLES REALTY SERVICES, INC.

(A Development Stage Company)

(UNAUDITED)

PROFORMA CONSOLIDATED BALANCE SHEET

DECEMBER 31, 1999, MARCH 31, 2000 AND 1999

ASSETS	12/31/99	03/31/00	03/31/99
Current Assets
Cash and cash equivalents	$ 436,883	$ 777,948	$99,385
Inventories	-	12,964	-
Other Current Assets	8,290	65,040	30,563
Accounts receivable, net	77,130	113,817	60,907
Total Current Assets	522,303	969,769	190,855
Restricted Cash	1,579,244	1,836,565	520,077

Property and Equipment Leasehold Improvements	36,644	40,495	34,076
Office Furniture and Equipment	176,671	184,728	122,940
Software	17,000	26,218	19,240

	230,315	251,441	176,256
Less accumulated depreciation	127,241	134,190	98,843
	103,074	117,251	77,413
Goodwill	40,422	40,422	18,701
Other Assets	47,274	31,490	13,437

TOTAL ASSETS	$2,292,317	$2,987,519	$ 820,483

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current maturity of installment note	9,106	$ 9,213	-
Accounts payable and accrued liabilities Unearned revenues	76,662 7,792	179,476 2,050	73,818 1,800
Total Current Liabilities	93,560	190,739	75,618
Escrow Liability	1,579,244	1,836,565	520,977
Note Payable net of current maturity	22,272	19,979	-
Minority interest in subsidiary	-	203,110	-
Others Liabilities-Agents deposits Liability for Purchase of Naples Realty	12,900 152,000	17,577 152,000	16,388 152,000
Shareholders' Equity
Common Stock, no par value; 40,000,000 shares authorized; 9,090,136 shares, issued and outstanding in 2000; 8,690,136 issued and outstanding at 12/31/99, 1,927,750 issued and outstanding at 3/31/99
Additional paid-in capital	781,473	1,056,473	55,500
Accumulated deficit	(349,132)	(480,946)	________
Total Shareholders' Equity	432,341	575,527	55,500

TOTAL LIABILITIES AND SHRHLD EQUITY	$2,292,317	$2,995,497	$ 820,483

RCONTEST.COM, INC., SUBSIDIARY and NAPLES REALTY SERVICES, INC.

(A Development Stage Company)

(UNAUDITED)

PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDING December 31, 1999 AND MARCH 31, 2000 AND 1999

	12/31/99	03/31/00	03/31/99

Sales	$1,067,510	$ 363,816	$ 297,128
Cost of sales	369,771	132,251	111,079
Gross Profit Operating expenses	697,739 1,103,690	231,565 737,420	186,049 182,372

Income (Loss) from operations	(405,951)	(505,855)	3,677

Sale of stock by subsidiary, net of minority interest	-	317,824	-

Other Income Minority interest in losses	33,431 _______	11,250 69,967	7,892 _______

NET INCOME (Loss)	$(372,520)	$(106,814)	$11,569

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

NAPLES REALTY SERVICE, INC.

December 31, 1999 and 1998

CONTENTS

Page

Report of Independent Certified Public Accountants	1
Financial Statements
Balance Sheets	2
Statement of Earnings	3
Statement of Shareholders' Equity	4
Statement of Cash Flows	5
Notes to Financial Statements	6-8

REPORT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Naples Realty Service, Inc.

We have audited the accompanying balance sheets of Naples Realty Service, Inc. (the "Company") as of December 31, 1999 and 1998 and the related statements of earnings, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's managements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes: assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Naples Realty Service, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Miami, Florida

March 31, 2000

NAPLES REALTY SERVICE, INC.

BALANCE SHEETS

December 31,

ASSETS	1999	1998
Current Assets
Cash and cash equivalents	$ 44,808	$ 83,624
Accounts receivable, net of allowance for doubtful accounts of $18,587 in 1999 and $4,088 in 1998	77,130	48,385
Prepaid supplies	5,570	6,811
Total Current Assets	127,508	138,820

Restricted Cash	1,579,244	1,535,261
Property and equipment, net of accumulated depreciation	61,136	48,111
Prepaid expenses and other assets	30,374	41,741

Total Assets	$ 1,798,262	$ 1,763,933

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 45,339	$ 53,445
Accrued liabilities	23,571	16,853
Notes payable - current portion (note C)	6,033	-
Deferred revenue	7,792	8,899
Total current liabilities	82,735	79,197

Escrow liability	1,579,244	1,535,261
Other liabilities - agent deposits	12,900	13,500
Notes payable, net of current portion (note C)	11,705	-

Shareholders' equity
Common stock, $1 par value authorized - 5,000 shares; issued and outstanding - 19 in 1999, and 20 in 1998	19	20
Additional paid-in capital	98,392	99,980
Retained earnings	13,267	35,975
Total shareholders' equity	111,678	135,975

Total Liabilities and Shareholders Equity	$ 1,798,262	$ 1,763,933

The accompanying notes are an integral part of these statements.

NAPLES REALTY SERVICE, INC.

STATEMENT OF EARNINGS

Years ended December 31,

	1999	1998

Revenues	$ 1,065,516	$ 893,379

Cost of goods sold	369,771	344,458

Gross Profit	695,745	548,921

General and administrative expenses	727,164	540,409

Operating (loss) income	(31,419)	8,512

Other income	33,431	17,731

Net earnings	$ 2,012	$ 26,243

The accompanying notes are an integral part of these statements.

NAPLES REALTY SERVICE, INC.

STATEMENT OF SHAREHOLDERS' EQUITY

Years ended December 31, 1999 and 1998

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Shareholders' Equity

Shareholders' equity at January 1, 1998	$ 20	$ 99,980	$ 39,297	$ 139,297

Shareholders' distribution	-	-	(29,5650)	(29,565)

Net earnings for the year ended, December 31, 1998	-	-	26,243	26,243

Shareholders' equity at December 31, 1998	20	99,980	35,975	135,975

Repurchase of stock	(2)	(9,998)	-	(10,000)

Sale of stock	1	8,410	0	8,411

Shareholders' distribution	-	-	(24,720)	(24,720)

Net earnings for the year ended December 31, 1999	-	-	2,012	2,012

Shareholders' equity at December 31, 1999	$ 19	$ 98,392	$ 13,267	$ 111,678

The accompanying notes are an integral part of these statements.

NAPLES REALTY SERVICE, INC.

STATEMENTS OF CASH FLOWS

Years Ended December 31,

	1999	1998
Cash flows from operating activities:
Net Earnings	$ 2,012	$ 26,243
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation expense	25,364	19,867
Changes in assets and liabilities:
(Increase) in restricted cash	(43,983)	(10,126)
(Increase) decrease in accounts receivable	(28,745)	28,074
Decrease (increase) in prepaid expenses
And other assets	11,367	(20,324)
Decrease (increase) in prepaid supplies	1,241	(532)
(Decrease) increase in accounts payable	(8,106)	10,777
Increase in escrow liability	43,983	9,875
(Decrease) increase in other liability	(600)	13,500
Increase in accrued expenses	6,718	2,225
(Decrease) increase in deferred revenue	(1,107)	8,899

Net cash provided by operating activities	8,144	88,478

Cash flows from investing activities:
Purchase of property and equipment	(38,389)	(14,998)

Net cash (used in) investing activities	(38,389)	(14,998)

Cash flows from financing activities:
Proceeds from issuance of stock certificates	8,411	5,000
Proceeds from notes payable	17,738	-
Distribution to shareholders	(24,720)	(29,565)
Purchase of stock certificates	(10,000)	-
Principal payments on notes payable	-	(9,219)

Net cash (used in) financing activities	(8,571)	(33,784)

Net (decrease) increase in cash and cash equivalents	(38,816)	39,696

Cash and cash equivalents- beginning of year	83,624	43,928

Cash and cash equivalents- end of year	$44,808	$83,624

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$384	$452

The accompanying notes are an integral part of these statements.

NAPLES REALTY SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 1999 and 1998

NOTE A- NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT

ACCOUNTING POLOCIES

Nature of Organization

Naples Realty Service, Inc. (the "Company") was incorporated in the State of Florida on September 1, 1992. The Company is a real estate company that provides office space and administrative services to its independent agents in the sale of real estate and rental property.

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Revenue Recognition

The Company generates revenues from fees charged to agents for license maintenance, leasing of office space to agents and commissions from agents who have opted to pay a percentage of their commissions rather than pay the license maintenance fee. The Company records revenues when services are provided to its agents.

Cash and Cash Equivalents

The Company considers all cash accounts and highly liquid investments purchased with maturity of three months or less to be cash and cash equivalents.

Restricted Cash

The Company maintains an escrow account for security deposits received from tenants of rental property and buyers of real estate property. The total restricted cash and escrow liability was $1,579,244 and $1,535,261 in 1999 and 1998, respectively.

Depreciation

The Company provides for depreciation by the straight-line method over the estimated useful lives of depreciable assets as follows:

Years
Leasehold improvements	10
Furniture, fixtures and equipment	5-7
Computer equipment	5
Signs	5

NAPLES REALTY SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 1999 and 1998

NOTE A - NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Income taxes on net earnings are payable personally by shareholders pursuant to an election under Subchapter S of the Internal Revenue Code not to have the Company taxed as a corporation. Accordingly, no provision has been made for Federal income taxes.

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1999 and 1998 consist of the following:

	1999	1998

Computer equipment	$ 12,754	$ 9,893
Furniture	49,951	29,049
Office equipment	78,086	71,37
Leasehold improvements	36,644	33,139
Signs	6,005	1,600
	183,440	145,051

Less accumulated depreciation	122,304	96,940

	$ 61,136	$ 48,111

NAPLES REALTY SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 1999 and 1998

NOTE C - NOTE PAYABLE

At December 31, 1999 and 1998, debt obligations are comprised of the following:

	1999	1998
Promissory note, interest at 8.25%, requiring monthly payments of $602 beginning October 21, 1999 and ending on September 21, 2002. These monthly payments are comprised of principal and interest.	$ 17,738	-

Total long-term debt	17,738	-

Less current maturities	(6,033)	-

Total long-term debt	$ 11,705	-

Minimum principal payments required on long-term debt in each year subsequent to December 31, 1999 are as follows:

Year	Amount

2000	$ 6,033
2001	6,550
2002	5,155

Total	$ 17,738

NOTE D - COMMITTEMENTS AND CONTINGENCIES

The Company is not subject to any threatened litigation arising during the normal course of business.

NOTE E - RELATED PARTY TRANSACTIONS

The stockholders of the Company are also agents of the Company. The amount of the related party transactions is deemed insignificant to the financial statements.

NOTE F - SUBSEQUENT EVENTS

The Company and its shareholders have entered into a letter of intent to sell 100% of the Company and its assets to an unrelated third party. It is anticipated by management that the closing will take place in May 2000.

RCONTEST.COM, INC.

2,000,000 SHARES OF COMMON STOCK

$2.00 PER SHARE

JUNE __, 2000

No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in this Prospectus with respect to the Offering made hereby. This Prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

Until _____, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

PROSPECTUS

About this Prospectus..............................................

Prospectus Summary.................................................

Corporate Information..............................................

Risk Factors.......................................................

Use of Proceeds....................................................

Price Range of Common Stock .......................................

Dividend Policy....................................................

Plan of Distribution...............................................

Terms of the Offering..............................................

Capitalization.....................................................

Dilution...........................................................

Management's Discussion and Analysis or Plan of Operation..........

Business of the Company............................................

Management.........................................................

Executive Compensation.............................................

Security Ownership of certain Beneficial Owners and Management.....

Certain Transactions...............................................

Description of Securities..........................................

Legal Matters......................................................

Experts............................................................

Additional Information.............................................

Financial Statements...............................................

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company's Articles of Incorporation limit the personal liability of directors to the Company and its stockholders for any breach of a duty of care to the Company, except for:

  appropriation of a business opportunity of the Company;
  acts or omissions which involve intentional misconduct or a knowing violation of the law;
  the types of liability set forth in O.C.G.A. Section 14-2-831;
  any transaction in which the director received a personal benefit.

The Company's Bylaws provide that the Company's officers, directors, employees and agents are entitled to indemnification from the Company to the extent provided by Georgia law for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person was or is a director, officer, employee or agent of the Company or served in another enterprise at the request of the Company, provided that the person indemnified acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to a criminal action or proceeding, had no reason to believe his/her conduct was unlawful.

Our Bylaws provide for indemnification of officers, directors and others to the fullest extent permitted by the laws of the state of Georgia. The Company has been been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Given this information, the Company may submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final judicial decision of that issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by the Company in connection with this Offering (excluding commissions):

Nature of Expenses	Amount (1)
SEC Registration Fee	1,584
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	17,000
Printing Expenses	3,000
Blue Sky Qualification Fees and Expenses	2,416
Transfer Agent's Fee	1,000
TOTAL	35,000

(1) The amounts set forth above, except for the SEC fees, are in each case estimated.

Item 26. Recent Sales of Unregistered Securities

Since formation of the Company on December 23, 1998, the Company has issued unregistered securities to a limited number of persons, as described below:

All share amounts have been adjusted to give effect to a two for one stock split effective on March 24, 1999, and a four for one stock split effective on September 2, 1999.

On December 23, 1998, the Company issued 7,600,000 shares of Common Stock to Michael D. Dion for $3,000 and the contribution of all intellectual property rights of Mr. Dion relating to the preincorporation business plan of Mr. Dion which was adopted by the Company, including any trade or service marks, tradenames, copyrights, or patents. The Company believes the transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") in accordance with Rule 701 and Section 4(2) thereunder.

From March 12, 1999 to August 3, 1999, the Company completed an Offering of 315,100 shares of Common Stock to eighteen (18) unaffiliated investors in accordance with Regulation D, Rule 506, for $0.50 per share. None of the investors were officers or directors of the Company. The Company filed a Form D Notice, provided the investors with a business plan which the Company believes complied with the information requirements of Rule 502(b), and obtained written representations from the investors that they were suitable for an investment in the Company. Out of the 18 investors, five were unaccredited and 13 were accredited or sophisticated. The following table sets forth certain information about the investors in this Offering:

Name of Purchaser	Date of Sale	No. of Shares	Amount Invested
Donald Matthews	3/12/99	40,000	$20,000
Lucy Hardwick	3/19/99	20,000	$10,000
Thomas Ehlers	3/25/99	100,000	$50,000
Charles S. Hawkins and Kathy L. Hawkins	3/25/99	20,000	$10,000
John C. Paisley	3/31/99	10,000	$5,000
Lewis A. Regenstein	3/25/99	5,000	$2,500
James Buford Salmon	4/20/99	20,000	$10,000
Jeff Fairbrother	6/15/99	5,000	$2,500
Michael J. Stoner	6/21/99	10,000	$5,000
Richard C. Rutherford	6/21/99	5,000	$2,500
Kevin and Sherrill Rutherford	6/30/99	16,900	$8,450
Wayne and Denise Milner	7/2/99	9,200	$4,600
John D'Aversa	7/11/99	12,000	$6,000
Tom Overstreet	7/11/99	16,000	$8,000
Andrea and Brian Fowler	7/7/99	5,000	$2,500
Robert M. Soule	7/15/99	5,000	$2,500
Dennis H. Fowler	8/3/99	8,000	$4,000
Thomas Kobe	7/20/99	8,000	$4,000
Totals:		315,100	$157,550

On November 17, 1999, the Company completed an Offering of 750,036 shares of Common Stock to thirty four (34) unaffiliated investors in accordance with Regulation D, Rule 504(b)(1)(iii), for $1 per share. The Malachi Group, Inc., a licensed broker/dealer, acted as underwriter, and received a commission equal to 10% of the amount received, or $75,000. In addition, The Malachi Group, Inc. received warrants to purchase 60,000 shares of Common Stock at $1.00 per share. The Company filed a Form D Notice regarding the Offering, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, was not an investment company or a development stage company with no specific business plan, and used Offering materials which were approved by the State of Georgia, Securities and Business Regulation Department, pursuant to O.C.G.A. Section 10-5-5(e) on October 14, 1999. The Malachi Group, Inc. subsequently transferred the warrants to purchase 60,000 shares of Common Stock at $1.00 per share to Peter Baxter. Mr. Baxter subsequently transferred warrants to purchase 15,000 shares of Common Stock at $1.00 per share to various unaffiliated third parties. The following table sets forth certain information about the investors in this Offering:

Name of Purchaser	Date of Sale	No. of Shares	Amount Invested
Steve Mills	11/17/99	45,000	$45,000
Sheri Rosenthal	11/17/99	5,000	$5,000
Robert J. Mottern	11/17/99	25,000	$25,000
Jane Lamas	11/17/99	5,000	$5,000
Calvin Hill	11/17/99	17,000	$17,000
Tony Denazareth	11/17/99	35,000	$35,000
Donnie Briley	11/17/99	2,500	$2,500
Steve Young	11/17/99	10,000	$10,000
David Dyas	11/17/99	2,500	$2,500
Jim Barfield	11/17/99	5,000	$5,000
Piermont Holdings, Inc.	11/17/99	426,536	$426,536
Richard Kaufman	11/17/99	10,000	$10,000
Cynthia Stedeford	11/17/99	2,500	$2,500
Mark Stewart	11/17/99	10,000	$10,000
Don Sigler	11/17/99	20,000	$20,000
Elie Najm	11/17/99	5,000	$5,000
Alfred Covington	11/17/99	2,500	$2,500
Fred Willis	11/17/99	10,000	$10,000
Harris Mills	11/17/99	10,000	$10,000
Osman Altikulac	11/17/99	17,500	$17,500
Peter Baxter, Jr.	11/17/99	18,000	$18,000
Robert Soule	11/17/99	2,500	$2,500
Wayne Milner	11/17/99	3,000	$3,000
Denise Milner	11/17/99	5,000	$5,000
John D'Aversa	11/17/99	3,000	$3,000
Michael Stoner	11/17/99	10,000	$10,000
Thomas Kobe	11/17/99	10,000	$10,000
Kevin Rutherford	11/17/99	15,000	$15,000
Tom Overstreet	11/17/99	5,000	$5,000
Ginny Lee	11/17/99	10,000	$10,000
Nathan Lyell	11/17/99	2,500	$2,500
Total:		750,036	$750,036

In April 1999, the Company issued a warrant to former employee to purchase 100,000 shares of Common Stock for $0.25 per share. The Company issued the warrant in reliance on the exemption from registration provided by Rule 701 under the Securities Act. The warrant was subsequently assigned by the employee to a third party following his resignation from the Company, and that third party exercised the warrant in full on January 24, 2000 by paying the Company $25,000. The shares issued upon exercise of the warrant were issued as restricted stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

By an agreement dated January 10, 2000, the Company agreed to issue Greyfield Consultants, Inc., a sophisticated investor, 300,000 shares of restricted Common Stock for the following consulting services: strategic planning, assisting in taking the Company public, finder merger candidates, advice on potential acquisitions, and assisting with fundraising and filings. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

Item 27. Exhibits and Financial Data Schedule

Exhibit No.	Exhibit
1	Investment Banking Agreement between the Company and Berthel Fisher Company
3.1	Articles of Incorporation filed December 23, 1998 (1)
3.2	Amendment to Articles of Incorporation filed March 24, 1999 (1)
3.3	Amendment to Articles of Incorporation filed August 12, 1999 (1)
3.4	Amendment to Articles of Incorporation filed October 6, 1999 (1)
3.5	Bylaws (1)
3.6	Articles of Incorporation of ExecutiveMansions.com, Inc. filed September 2, 1999
3.7	Amendment to Articles of Incorporation of ExecutiveMansions.com, Inc. filed December 9, 1999
4	Specimen of Certificate for Common Stock (1)
5	Opinion of Mottern, Fisher and Goldman, P.C.
10.1	Joint Venture Agreement between the Company and Best of Naples, Inc. dated September 1, 1999
10.2	Promissory Note dated November 9, 1999
10.3	Contract between the Company and CBS MarketWatch dated, September 10, 1999
10.4	Contract between the Company and Lamar Companies dated June 29, 1999
10.5	Contract between the Company and Lamar Companies dated December 10, 1999
10.6	Contract between the Company and Vista7West, Inc. dated January 13, 1999
10.7	Agreement dated May 5, 2000 for the acquisition of Naples Realty Services, Inc.
10.8	Form of Independent Contractor Agreement for Naples Realty Services, Inc.
10.9	Employment Agreement between Company and John A. Steinwand dated May 1, 2000
10.10	Agreement between Company and Greyfield Consulting, Inc. dated January 12, 2000
23.1	Consent of Grant Thornton, LLP
23.2	Consent of Mottern, Fisher & Goldman, P.C. (2)
27.1	Financial Data Schedule for December 31, 1999
27.2	Financial Data Schedule for March 31, 2000

(1) Incorporated by reference to Form SB-2 filed by the company on March 3, 2000.

(2) Included within Exhibit 5.

Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Norcross, State of Georgia, on June 14, 2000.

RCONTEST.COM, INC.
Dated: June 14, 2000	/s/ Michael Dion By: Michael Dion, Chairman, Secretary, President, and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates indicated.

Dated: June 14, 2000	/s/ Michael Dion By: Michael Dion, Chairman and sole-director, Chief Executive Officer and Chief Financial Officer